The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

April 11, 2025

To Whom It May Concern

Company name:	TSURUHA HOLDINGS INC.
Name of representative:	Jun Tsuruha, President and Representative Director
(Securities code: 3391, Tokyo Stock Exchange (Prime Market))
Inquiries:	Norihito Ojima, Operating Officer in charge of Group Human Resources and General Affairs Department
(Telephone: +81-11-783-2755)

Company name:	WELCIA HOLDINGS CO., LTD.
Name of representative:	Hideaki Kirisawa, Representative Director, President and Chief Operating Officer
(Securities code: 3141, Tokyo Stock Exchange (Prime Market))
Inquiries:	Koji Takahashi, Director, and Executive Officer in charge of human resources and administrative departments, and risk management
(Telephone: +81-3-5207-5878)

Notice Concerning Execution of a Share Exchange Agreement for Business Integration between TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.

As previously announced in “Notice Concerning Capital and Business Alliance Among TSURUHA HOLDINGS INC., AEON CO., LTD. and WELCIA HOLDINGS CO., LTD., and Change of Major Shareholder and Largest Major Shareholder of TSURUHA HOLDINGS INC.” dated February 28, 2024 (the “Basic Agreement Press Release”), TSURUHA HOLDINGS INC. (“Tsuruha HD”), AEON CO., LTD. (“AEON”) and WELCIA HOLDINGS CO., LTD. (“Welcia HD”) entered into a capital and business alliance agreement (the “Basic Agreement”) dated February 28, 2024 and have been engaged in discussions and consideration towards a capital and business alliance (the “Capital and Business Alliance”) among Tsuruha HD, AEON, and Welcia HD, which includes the business integration (the “Business Integration”) of Tsuruha HD and Welcia HD.

As separately announced in the “Notice Concerning the Execution of the Definitive Agreement on the Capital and Business Alliance among AEON CO., LTD., TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.” dated today (the “Definitive Agreement Press Release”), Tsuruha HD, AEON and Welcia HD have entered into a definitive agreement concerning a capital and business alliance (the “Definitive Capital and Business Alliance Agreement”) in relation to the Capital and Business Alliance, under which the parties have also reached a definitive agreement on the Business Integration. Accordingly, based on the resolutions of their respective boards of directors held today, as part of the Business Integration, Tsuruha HD and Welcia HD have entered into a share exchange agreement (the “Share Exchange Agreement”) to implement a share exchange (the “Share Exchange”), whereby Tsuruha HD will become the wholly owning parent company, and Welcia HD will become a wholly owned subsidiary.

The Share Exchange will be implemented for the purpose of the Business Integration. For details regarding Tsuruha HD’s management structure and trade name, etc. after the Share Exchange, please see the Definitive Agreement Press Release.

The Business Integration will be implemented, subject to approval of the shareholders meetings of both companies and the necessary clearances and approvals under competition laws and other applicable laws and regulations.

Furthermore, prior to the effective date of the Share Exchange (scheduled for December 1, 2025), the common stock of Welcia HD (“Welcia HD Shares”) is expected to be delisted from the Prime Market of the Tokyo Stock Exchange (the “Tokyo Stock Exchange”) on November 27, 2025 (with the final trading date being November 26, 2025).

1.	Background and Purpose of the Business Integration

Tsuruha Group (referring to the corporate group consisting of Tsuruha HD and its 12 consolidated subsidiaries as of February 28, 2025, hereinafter the same) aims to become “Japan’s No. 1 drugstore chain” that is loved and appreciated by local communities. Under its management philosophy of “providing affluence and leeway in the lives of our customers,” to contribute to local healthcare, Tsuruha Group’s basic principle is to operate its stores from the customers’ perspective in order to deliver services that are more accessible and reassuring. With such views, Tsuruha Group provides a wide variety of products, including not only pharmaceuticals and cosmetics but also food and daily necessities, and as a multi-store drugstore operator closely connected to the daily lives of local residents, operates its main stores in the non-metropolitan areas where more than 50% of the population of Japan lives, aiming to provide affluence and leeway to consumers living in those areas. In addition, Tsuruha HD’s basic policy is to serve as a lifeline to protect local customers, helping them lead beautiful and healthy lives, providing a place for local livelihood, employment, and economic activities, and contribute to local communities. Tsuruha Group continuously work to enhance its own strengths, capital, and management base in order to realize its group vision of becoming the largest and best drug store chain in Japan that promotes business activities to realize its management philosophy and enhances actions to solve social issues by providing affluence and leeway more widely from customers to communities and from communities to society as a whole.

Welcia HD has a corporate mission of promoting a higher quality of life and healthy lifestyles for its customers, under which it aims to become a platform of lifestyles and a one-stop store that offers key specialist support where it proposes high-value products and services themed on health. Along with evolving its business model that is centered on operating drug stores that dispenses prescriptions, provides counseling services, late-night services and caretaking services, Welcia HD provides counseling and courteous customer service through the expertise of employees, selection of products that suit regional characteristics, and enhanced services that can be used more conveniently, operating stores across Japan from Hokkaido in the north to Okinawa in the south, through which it strives to support the health, beauty and enriched lifestyles of local residents.

Under these circumstances, Tsuruha HD, Welcia HD, and AEON recognize that the expansion of medical, health, and regional disparities has become a major social issue, while the business environment is increasingly severe in the drugstore industry due to factors such as drug price reductions, rising consumer frugality, and escalating labor and logistics costs. Even under these circumstances, in order to realize a society in which everyone has equal access to health and wellness services, the three companies have come to believe that it is necessary to not only grow within the framework of existing business models, but also embark on a fundamental transformation of their own business models. As announced in the Basic Agreement Press Release, Tsuruha HD, Welcia HD, and AEON will make maximum use of the management resources of the three companies and work together to create the largest drug store alliance in Japan that will demonstrate synergies in various fields.

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In addition, the companies aim to grow into Asia’s No.1 global company, creating unlimited growth opportunities for their employees and offering higher levels of health and wellness to local residents. To achieve this, the companies have entered into the Basic Agreement, and as part of the Capital and Business Alliance, the companies have engaged in discussions and consideration towards the Business Integration. Tsuruha HD, Welcia HD, and AEON have reached a definitive agreement about the Capital and Business Alliance, and furthermore, Tsuruha HD and Welcia HD have reached a definitive agreement to form a strong partnership built on respect and trust, and proceed with the Business Integration based on the spirit of “co-prosperity and co-existence,” as part of which the companies will implement the Share Exchange.

The Business Integration will be carried out among Tsuruha HD, Welcia HD, and AEON that shares a common philosophy of contributing to the realization of higher levels of health and wellness for local residents (for instance, by providing new healthcare services utilizing digital technology, offering highly specialized services such as nutritional and exercise guidance, and forming health communities in collaboration with local communities) , based on a strong partnership underpinned by mutual respect and trust, and as part of the Capital and Business Alliance to create a drugstore alliance that contributes to the enhancement of the corporate value of the three companies. The goal is to continuously support the rich and healthy daily lives of local customers, provide unlimited growth opportunities for employees, and contribute to solving social issues.

For details on the background and purpose of the execution of the Definitive Capital and Business Alliance Agreement among Tsuruha HD, Welcia HD, and AEON, please see the Definitive Agreement Press Release.

2.	Overview of the Business Integration
(1)	Schedule of the Business Integration
Execution of the Basic Agreement (Tsuruha HD, AEON, and Welcia HD)	February 28, 2024
Record date for the annual shareholders meeting to approve the Share Exchange Agreement (Tsuruha HD and Welcia HD)	February 28, 2025
Execution of the Definitive Capital and Business Alliance Agreement (Tsuruha HD, AEON, and Welcia HD)	April 11, 2025 (Today)
Execution of the Share Exchange Agreement (Tsuruha HD and Welcia HD)	April 11, 2025 (Today)
Annual shareholders meeting to approve the Share Exchange Agreement (Tsuruha HD)	May 26, 2025
Annual shareholders meeting to approve the Share Exchange Agreement (Welcia HD)	May 27, 2025
Final trading date (Welcia HD)	November 26, 2025 (Scheduled)
Delisting date (Welcia HD)	November 27, 2025 (Scheduled)
Effective date of the Share Exchange	December 1, 2025 (Scheduled)

(2)	Method of the Business Integration

The Business Integration will be implemented through a share exchange, with Tsuruha HD becoming the wholly owning parent company and Welcia HD becoming a wholly owned subsidiary, subject to the approval of the shareholders meetings of both companies and the completion of necessary clearances and approvals under competition laws (hereinafter, Tsuruha HD after the Share Exchange taking effect will be referred to as the “Integrated Company (Tsuruha HD)”).

(3)	Details of the allotment in the Share Exchange (share exchange ratio)

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	Tsuruha HD	Welcia HD
Share exchange ratio in the Share Exchange	1	1.15
		(For reference: before considering the stock split) 0.23
Number of shares to be delivered in the Share Exchange	Tsuruha HD common share: 237,416,868 shares (planned)

Note 1:   Details of the allotment in the Share Exchange

For each share of Welcia HD Shares, Tsuruha HD will allot and deliver 1.15shares of Tsuruha HD common stock (“Tsuruha HD Shares”). This allotment is based on the assumption that a stock split (the “Stock Split”) of one share of Tsuruha HD common stock into 5 shares, which is scheduled to take effect on September 1, 2025 with a record date of August 31, 2025, will take effect (for details on the Stock Split, please see the “Notice Concerning Stock Split and Partial Amendment to Articles of Incorporation due to Stock Split” disclosed by Tsuruha HD today). The above share exchange ratio (the “Share Exchange Ratio”) in the Share Exchange is subject to change upon mutual consultation between the two companies if there are material changes or discoveries of such changes regarding the conditions underlying the valuation.

Note 2:   Number of Tsuruha HD Shares to be delivered in the Share Exchange

In the Share Exchange, Tsuruha HD will deliver to the shareholders of Welcia HD (meaning the shareholders after cancellation of the treasury shares described below and excluding Tsuruha HD) at the time immediately before Tsuruha HD acquires all of the issued shares of Welcia HD (excluding Welcia HD Shares held by Tsuruha HD) through the Share Exchange (the “Record Time”), the number of Tsuruha HD Shares calculated by multiplying the total number of Welcia HD Shares held by each shareholder by 1.15 (assuming that the Stock Split will be implemented), in exchange for the Welcia HD Shares held by such shareholder.

It should be noted that Welcia HD plans to cancel all of its treasury shares (including shares acquired in response to dissenting shareholders’ requests for share repurchase under Article 785, Paragraph 1 of the Companies Act) by the day before the effective date of the Share Exchange. Therefore, the number of Tsuruha HD Shares to be delivered in the Share Exchange is calculated by deducting the number of treasury shares held by Welcia HD as of February 28, 2025 (10,958 shares) from the total number of issued shares of Welcia HD. Consequently, the number of Tsuruha HD Shares to be delivered in the Share Exchange may be adjusted in the future due to the repurchase and cancellation of treasury shares by Welcia HD before the effective date of the Share Exchange.

Regarding the stock acquisition rights issued by Welcia HD as of today (totaling 124 units), if the Share Exchange Agreement is approved at the annual shareholders meeting of Welcia HD scheduled for May 27, 2025, the rights will be exercisable for 30 days from the day following the approval date in accordance with the terms of issuance of such stock acquisition rights. If these rights are exercised by the day immediately before the effective date of the Share Exchange, the number of treasury shares may change due to the disposition of treasury shares.

Additionally, prior to the Share Exchange, TSURUHA CO., LTD., a subsidiary of Tsuruha HD, plans to distribute the Welcia HD Shares it holds (totaling 3,352,592 shares) (as of February 28, 2025) to Tsuruha HD as a dividend. Therefore, the number of Welcia HD Shares held by Tsuruha HD is assumed to be a total of 3,352,592 shares in calculating the number of Tsuruha HD Shares to be delivered in the Share Exchange.

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Furthermore, Tsuruha HD plans to deliver Tsuruha HD Shares by utilizing its treasury shares and issuing additional common shares to cover any shortfall.

Note 3:   Handling of shares less than one unit

Shareholders of Welcia HD who receive an allotment of Tsuruha HD Shares less than one unit (100 shares) through the Share Exchange will not be able to sell such shares less than one unit on the Tokyo Stock Exchange or other financial instruments exchanges. Shareholders who are to hold such shares less than one unit may request Tsuruha HD to repurchase their shares under Article 192, Paragraph 1 of the Companies Act.

Note 4:   Handling of fractions less than one share

If the number of Tsuruha HD Shares to be delivered in the Share Exchange includes a fraction less than one share, Tsuruha HD will sell the number of Tsuruha HD Shares equivalent to the total number of such fractional shares (rounded down to the nearest whole number) in accordance with Article 234 of the Companies Act and other relevant laws and regulations and distribute the proceeds to the shareholders of Welcia HD who are entitled to receive the allotment of fractional shares, in proportion to their fractional shares.

Note 5:   Stock Split

Tsuruha HD will implement the Stock Split of one share of Tsuruha HD common stock into 5 shares, effective September 1, 2025, increasing the total number of issued shares from 49,557,068 shares to 247,785,340 shares. The Share Exchange Ratio and the number of shares to be delivered in the Share Exchange are calculated assuming that the Stock Split will take effect.

Note 6:   Changes to the terms of the Share Exchange and the termination of the Share Exchange Agreement

If there are material changes in the assets or business conditions of Tsuruha HD or Welcia HD, or if circumstances arise or become apparent that materially hinder the execution of the Share Exchange or make it difficult to achieve the purpose of the Share Exchange, Tsuruha HD and Welcia HD may, upon mutual consultation and agreement, amend or terminate the Share Exchange Agreement. Additionally, if the Definitive Capital and Business Alliance Agreement is terminated or otherwise ended, the Share Exchange Agreement will also be terminated.

(4)	Handling of stock acquisition rights and bonds with stock acquisition rights in the Share Exchange

In connection with the Share Exchange, all stock acquisition rights issued by Welcia HD (124 units) will become exercisable for a period of 30 days from the day immediately following the approval of the Share Exchange Agreement at the annual shareholders meeting of Welcia HD scheduled for May 27, 2025, in accordance with the terms of issuance of such stock acquisition rights. Welcia HD intends to allow the exercise of all issued stock acquisition rights during this period. However, if any stock acquisition rights remain unexercised as of the day before the effective date of the Share Exchange, Welcia HD plans to acquire without consideration and cancel such unexercised stock acquisition rights on that date, pursuant to the acquisition provisions of the stock acquisition rights.

Welcia HD has not issued any bonds with stock acquisition rights.

(5)	Handling of surplus dividends

Under the Share Exchange Agreement, Tsuruha HD and Welcia HD have agreed on the handling of surplus dividends as follows: Tsuruha HD may distribute surplus dividends (i) to shareholders or registered pledgees of shares registered or recorded in the final shareholder register as of February 28, 2025, up to 112.00 yen per share, and (ii) to shareholders or registered pledgees of shares registered or recorded in the final shareholder register as of August 31, 2025, up to 133.50 yen per share;

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Welcia HD may distribute surplus dividends (i) to shareholders or registered pledgees of shares registered or recorded in the final shareholder register as of February 28, 2025, up to 18.00 yen per share, and (ii) to shareholders or registered pledgees of shares registered or recorded in the final shareholder register as of August 31, 2025, up to 18.00 yen per share; and except for the distributions described above, from today, neither company may distribute surplus dividends based on a record date prior to the effective date of the Share Exchange, or resolve to acquire its own shares or its own stock acquisition rights with the acquisition date being any day up to the day before the effective date of the Share Exchange (except when it must acquire its shares or its stock acquisition rights where required by applicable laws or regulations in response to shareholders who have exercised their rights.

3.	Basis for the Details of Allotment in the Share Exchange
(1)	Basis and reasons for the details of the allotment

To ensure fairness and appropriateness in determining the Share Exchange Ratio described above in 2.(3) “Details of the allotment for the Share Exchange (share exchange ratio),” Tsuruha HD and Welcia HD each independently appointed third-party valuation institutions and legal advisors that are independent of Tsuruha HD, Welcia HD, and AEON. Tsuruha HD appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its financial advisor and third-party valuation institution, while Welcia HD appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuation institution. Additionally, Tsuruha HD appointed TMI Associates as its legal advisor, while Welcia HD appointed Mori Hamada & Matsumoto as its legal advisor. On that basis, the two companies commenced a full-scale consideration.

Tsuruha HD had multiple rounds of careful discussions and consideration as described below in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest),” based on, among other things, the valuation report on the share exchange ratio obtained from SMBC Nikko Securities, its financial advisor and third-party valuation institution, dated April 10, 2025, advice obtained from TMI Associates, its legal advisor, the results of various due diligence conducted on Welcia HD by Tsuruha HD and its advisors, and instructions, advice, and the written report dated April 10, 2025 from Tsuruha HD’s special committee (the “Special Committee (Tsuruha HD)”) comprised of five members: Mr. Takuya Okazaki (independent outside director and audit and supervisory committee member of Tsuruha HD), Ms. Harumi Sato (independent outside director and audit and supervisory committee member of Tsuruha HD), Ms. Wakana Tanaka (independent outside director of Tsuruha HD), Mr. Hiroshi Okuno (independent outside director of Tsuruha HD), and Mr. Tatsuichi Asada (independent outside director and audit and supervisory committee member of Tsuruha HD) (for details of the Special Committee (Tsuruha HD) and its written report, see “① Tsuruha HD having established an independent special committee and obtained a written report from the special committee” under (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below), and taking into account the financial conditions, performance trends, and stock price trends of both companies. Consequently, Tsuruha HD concluded that the Share Exchange Ratio described above in (3) “Details of the allotment for the Share Exchange (share exchange ratio)” under “2. Overview of the Business Integration” is appropriate and serves the interests of Tsuruha HD’s shareholders.

On the other hand, Welcia HD had multiple rounds of careful discussions and consideration as described below in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest),” based on, among other things, the valuation report on the share exchange ratio and a fairness opinion (the “Fairness Opinion”) stating that the Share Exchange Ratio is considered to be appropriate from a financial perspective for common shareholders of Welcia HD obtained from Mizuho Securities, its financial advisor and third-party valuation institution, dated April 10, 2025, advice obtained from Mori Hamada & Matsumoto, its legal advisor, the results of various types of due diligence conducted on Tsuruha HD by Welcia HD, and instructions, advice, and the written report dated April 11, 2025 from Welcia HD’s special committee (the “Special Committee (Welcia HD)”) comprised of three members: Mr. Katsunori Nozawa (outside director and independent officer of Welcia HD), Mr. Hirohisa Kagami (former outside corporate auditor of Welcia HD and attorney-at-law), and Mr. Masahiko Yasuda (President and Representative Director of Benedi Consulting Co., Ltd. and certified public accountant) (for details of the Special Committee (Welcia HD) and its written report, see “① Welcia HD having established an independent special committee and obtained a written report from the special committee” under (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below. As a result, Welcia HD ultimately concluded that the Share Exchange Ratio set out in “(3) Details of the allotment in the Share Exchange (share exchange ratio)” under “2. Overview of the Business Integration” is appropriate and serves the interests of Welcia HD’s shareholders, and therefore determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

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As described above, Tsuruha HD and Welcia HD, engaged in careful consideration, referring to the valuation results of the share exchange ratio provided by their respective third-party valuation institutions, and carefully taking into account matters such as the results of the due diligence conducted on the other party. The companies had multiple rounds of careful discussions and negotiations on the terms of the Share Exchange, including the Share Exchange Ratio, comprehensively taking into account their financial conditions, asset conditions, future outlook, and other factors. As a result, Tsuruha HD and Welcia HD concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders, and they therefore determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

It should be noted that the Share Exchange Ratio is subject to change by mutual discussions and agreement between the two companies if there are significant changes in the conditions that form the basis for the valuation, in accordance with the Share Exchange Agreement.

(2)	Matters concerning valuation

① Names of valuation institutions and their relationships with the companies

SMBC Nikko Securities, the third-party valuation institution for Tsuruha HD, YAMADA Consulting Group Co., Ltd. (“Yamada Consulting”), the third-party valuation institution independently appointed by the Special Committee (Tsuruha HD), and Mizuho Securities, the third-party valuation institution for Welcia HD, are all valuation institutions independent of Tsuruha HD, AEON and Welcia HD. None of these valuation institutions is a related party to Tsuruha HD, AEON or Welcia HD and has any material interest that should be disclosed in relation to the Share Exchange.

SMBC Nikko Securities holds a major shareholder position in Welcia HD, holding 1.22% of the issued shares of Welcia HD as of February 28, 2025. SMBC Nikko Securities is a member of the group company of the Sumitomo Mitsui Financial Group, Inc., which is the same corporate group to which Sumitomo Mitsui Banking Corporation (“Sumitomo Mitsui Banking Corporation”) belongs, which engages in loan and other transactions as part of ordinary banking transactions with the Tsuruha Group, Welcia Group (comprising Welcia HD and its 17 consolidated subsidiaries and 3 non-consolidated subsidiaries as of February 28, 2025; hereinafter the same) and the AEON Group (comprising AEON and its 306 consolidated subsidiaries and 26 equity-method affiliates as of February 28, 2025; hereinafter the same). Despite these relationships, Tsuruha HD appointed SMBC Nikko Securities as its financial advisor and third-party valuation institution, considering the track record of SMBC Nikko Securities as a third-party valuation institution and taking into account that (i) as preventive measures, information barriers are in place between the department in charge of financial advisory services and valuation services for Tsuruha HD and Welcia HD, and other departments at SMBC Nikko Securities and Sumitomo Mitsui Banking Corporation, as stipulated in the internal rules, (ii) Tsuruha HD and SMBC Nikko Securities engage in transactions under conditions similar to those with general business partners, thereby maintaining the independence of SMBC Nikko Securities as a financial advisor and third-party valuation institution, (iii) SMBC Nikko Securities is not a related party to Tsuruha HD, AEON, or Welcia HD, and Tsuruha HD therefore believes there are no particular issues in requesting SMBC Nikko Securities to perform the valuation. The Special Committee (Tsuruha HD) confirmed that there is no issue with the independence and expertise of SMBC Nikko Securities and approved its appointment as Tsuruha HD’s financial advisor and third-party valuation institution.

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Tsuruha HD did not obtain a fairness opinion on the appropriateness of the Share Exchange Ratio from SMBC Nikko Securities, as Tsuruha HD implemented various measures described below in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” and determined the Share Exchange Ratio after discussions and negotiations with Welcia HD.

Fees payable to SMBC Nikko Securities for the Transaction (which collectively refers to the acquisition of Tsuruha HD Shares by AEON to achieve a voting rights ratio of 50.9% by combining such acquired shares with AEON’s existing holding of Tsuruha Shares after the Share Exchange becomes effective (i.e., making Tsuruha HD a consolidated subsidiary of AEON), and the Share Exchange; hereinafter the same) include a success fee contingent upon, among others, the successful completion of the Transaction. Tsuruha HD considered general industry practices in similar transactions and whether a compensation system that would result in financial burden on Tsuruha HD if the Transaction was not completed. As a result, Tsuruha HD determined that the independence of SMBC Nikko Securities is not negated by such compensation system as long as certain fees are scheduled to be paid regardless of the successful completion of the Transaction. Therefore, Tsuruha HD appointed SMBC Nikko Securities as its financial advisor and third-party valuation institution based on such compensation system.

Yamada Consulting is not a related party to Tsuruha HD, Welcia HD, or AEON and does not have any material interest in the Share Exchange. Furthermore, fees payable to Yamada Consulting for the Transaction consists solely of fixed fees, which are payable regardless of the Transaction’s outcome, and does not include any success fee contingent upon the successful completion of the Share Exchange.

Mizuho Bank, Ltd. (“Mizuho Bank”) and Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust Bank”), which are group companies of Mizuho Securities, hold shareholder positions in AEON, and they also engage in loan and other transactions with AEON as part of ordinary banking transactions. Mizuho Bank engages in loan and other transactions as part of ordinary banking transactions with Welcia HD. However, neither Mizuho Bank nor Mizuho Trust Bank has any material interest that involves a conflict of interest with Welcia HD, Tsuruha HD, or AEON in connection with the Share Exchange. According to Mizuho Securities, it has established and implemented an appropriate framework for managing conflicts of interest, including information barriers between Mizuho Securities, Mizuho Bank, and Mizuho Trust Bank, in compliance with applicable laws and regulations, including Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business, etc. With these measures, the department in charge of financial advisory services at Mizuho Securities conducted the share valuation independently of the positions of Mizuho Bank and Mizuho Trust Bank as shareholders and lenders, without being influenced by any material interests that involves a conflict of interest related to the Share Exchange. Welcia HD has determined that the independence of Mizuho Securities as a third-party valuation institution is maintained, given that (i) Mizuho Securities has established and implemented an appropriate measure for managing conflicts of interest, (ii) Welcia HD and Mizuho Securities engage in transactions under conditions similar to those with general business partners, thereby maintaining the independence of Mizuho Securities as a third-party valuation institution, and (iii) Mizuho Securities has the track record as a third-party valuation institution in similar transactions.

Fees payable to Mizuho Securities for the Business Integration, etc. for the execution of the Definitive Capital and Business Alliance Agreement and the Business Integration thereunder (the “Business Integration, etc.”) include success fee contingent upon, among others, the successful completion of the Business Integration, etc. Welcia HD considered general industry practices in similar transactions and the compensation system that would result in a significant financial burden on Welcia HD if the Business Integration, etc. was not completed. As a result, Welcia HD determined that the independence of Mizuho Securities is not negated by such compensation system as long as certain fees are scheduled to be paid regardless of the successful completion of the Business Integration, etc. Therefore, Welcia HD appointed Mizuho Securities as its financial advisor and third-party valuation institution based on such compensation system.

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② Outline of valuation

(ⅰ)	Valuation by SMBC Nikko Securities

SMBC Nikko Securities conducted the valuation employing the market price analysis, since the shares of both Tsuruha HD and Welcia HD are listed on the Tokyo Stock Exchange Prime Market and their market prices are available. Additionally, SMBC Nikko Securities employed the comparable company analysis, since there are multiple listed companies that are comparable to Tsuruha HD and Welcia HD, which makes it possible to infer the share value by comparing with similar listed companies. Furthermore, the discounted cash flow method (DCF analysis) was used to reflect the future business activities in the valuation.

The market price analysis was conducted with the valuation reference date set at April 9, 2025, and based on the average of the closing prices over the following periods on the Tokyo Stock Exchange: one month, three months, and six months up to the valuation reference date.

The following are the calculation results using the above method. The calculated range of the share exchange ratio listed below is the calculation range of the number of shares of Tsuruha HD’s common stock allotted to each share of Welcia HD’s common stock.

Method used	Calculated range of share exchange ratio (before considering the stock split)
Market price analysis	0.232 – 0.238
Comparable company analysis	0.165 – 0.249
DCF analysis	0.153 – 0.286

In Tsuruha HD’s and Welcia HD’s financial forecasts, which SMBC Nikko Securities used as the basis for the valuation, there are no fiscal years in which a significant increase or decrease in profit is expected. These financial forecasts of Tsuruha HD and Welcia HD do not assume the implementation of the Share Exchange.

(Note) SMBC Nikko Securities has prepared the share exchange ratio valuation report on the assumption that all materials and information used as the basis for the report are accurate and complete. SMBC Nikko Securities has not independently verified the accuracy or completeness of such materials and information, nor does it assume any obligation or responsibility for such verification. It is also assumed that Tsuruha HD and Welcia HD are not aware of any facts or circumstances that would render the provided information inaccurate or misleading. Furthermore, SMBC Nikko Securities has not independently evaluated, appraised, or assessed the assets or liabilities of Tsuruha HD, Welcia HD, or their respective affiliates, nor has it requested any third-party evaluations, appraisals, or assessments. If any issues are found with the accuracy or completeness of these materials and information, the calculation results may differ significantly. Additionally, it is assumed that there are no undisclosed litigations, disputes, environmental, tax-related claims or liabilities, or other contingent liabilities or off-balance-sheet liabilities, nor any other facts that would materially affect the share exchange ratio valuation report concerning Tsuruha HD, Welcia HD, or their respective affiliates. The business plans and other information used by SMBC Nikko Securities in the share exchange ratio valuation report are assumed to have been prepared by both companies based on the best forecasts and judgments as of the valuation reference date, following reasonable and appropriate procedures. Moreover, when SMBC Nikko Securities conducts analyses based on assumptions provided in the share exchange ratio valuation report, it is assumed that the provided materials, information, and assumptions are accurate and reasonable. SMBC Nikko Securities has not independently verified the accuracy, reasonableness, or feasibility of these assumptions and does not assume any obligation or responsibility for such verification.

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The share exchange ratio valuation report prepared by SMBC Nikko Securities is intended to serve as reference information for the Tsuruha HD Board of Directors in determining the share exchange ratio. It does not express an opinion on the fairness of the share exchange ratio agreed upon and determined between Tsuruha HD and Welcia HD.

(ⅱ)	Valuation by Yamada Consulting

Yamada Consulting conducted the valuation employing the market price analysis, since the shares of both Tsuruha HD and Welcia HD are listed on the Tokyo Stock Exchange Prime Market and their market prices are available. Additionally, Yamada Consulting employed the comparable company analysis, since there are multiple listed companies that are comparable to Tsuruha HD and Welcia HD, which makes it possible to infer the share value comparing with similar listed companies. Furthermore, the DCF analysis was used to reflect the future business activities in the valuation.

The following are the calculation results using the above method.

Method used	Calculated range of share exchange ratio (before considering the stock split)
Market price analysis	0.199 – 0.261
Comparable company analysis	0.150 – 0.247
DCF analysis	0.168 – 0.304

The market price analysis was conducted with the valuation reference date set at April 10, 2025, and based on the closing price of the valuation reference date, and the simple average of the closing prices for the one month, three months, and six months immediately preceding the valuation reference date, on the Tokyo Stock Exchange Prime Market.

In Tsuruha HD’s and Welcia HD’s financial forecasts, which Yamada Consulting used as the basis for the DCF analysis, there are no fiscal years in which a significant increase or decrease in profit is expected. These financial forecasts of Tsuruha HD and Welcia HD do not assume the implementation of the Share Exchange, as the synergy effects anticipated to be realized through the execution of the Share Exchange are difficult to estimate at this time.

Note: Yamada Consulting has conducted the valuation of the Share Exchange Ratio based primarily on information provided to Yamada Consulting and publicly available information, and based on the assumption that such materials and information are all accurate and complete. Yamada Consulting has not independently verified the accuracy or completeness of such materials and information. Yamada Consulting has not independently evaluated, appraised, or assessed the assets or liabilities (including off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of Tsuruha HD or Welcia HD, nor has it requested any third-party evaluation, appraisals, or assessments. Yamada Consulting assumes that the financial forecasts (including business plans and other information) provided by Tsuruha HD and Welcia HD were reasonably prepared by their respective management team based on the best estimation and judgment which could be obtained at the time when the financial forecasts were provided. Yamada Consulting’s valuation reflects the information obtained by Yamada Consulting and the economic conditions existing up to April 10, 2025.

(ⅲ)	Valuation by Mizuho Securities

Mizuho Securities conducted the valuation employing the market price analysis (with the valuation reference date set at April 10, 2025, and based on the closing price on the Tokyo Stock Exchange Price Market, and the simple average of the closing prices of Tsuruha HD’s and Welcia HD’s shares over the following periods on the Tokyo Stock Exchange Prime Market: for the one month from March 11, 2025 through the valuation reference date, three months from January 14, 2025 through the valuation reference date, and six months from October 11, 2024 through the valuation reference date), since the two companies’ shares are listed on the Tokyo Stock Exchange Prime Market and their market prices are available.

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Additionally, Mizuho Securities employed the comparable company analysis, since there are multiple listed companies that are comparable to the two companies, which makes it possible to infer the share value by this analysis. Furthermore, the discounted cash flow method, or DCF analysis, was used to reflect the future business activities in the valuation. The following are the results of the share exchange ratio calculation, where the per-share value of Tsuruha HD based on each valuation method is 1.

	Method used	Calculated range of share exchange ratio (before considering the stock split)
1	Market price analysis	0.222 – 0.237
2	Comparable company analysis	0.137 – 0.262
3	DCF analysis	0.141 – 0.353

Mizuho Securities has conducted the valuation of the share exchange ratio on the assumption that all publicly available information and information provided to Mizuho Securities are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information. Mizuho Securities has not independently evaluated, appraised, or assessed the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of Tsuruha HD, Welcia HD, or their respective affiliates, including analysis and evaluation of individual assets and liabilities, nor has it requested any third-party appraisals, or assessments. Mizuho Securities assumes that Tsuruha HD’s and Welcia HD’s financial forecasts (including profit plans and other information) were reasonably examined or prepared by their respective management team based on the best estimation and judgment which could be obtained at this point in time. Mizuho Securities’ valuation reflects the information obtained by Mizuho Securities and the economic conditions existing up to April 10, 2025. Mizuho Securities’ valuation is intended solely to serve as reference for Welcia HD’s board of directors in considering the share exchange ratio.

In the financial forecasts of both companies used as the basis for the valuation using the DCF analysis by Mizuho Securities, there are no fiscal years in which a significant increase or decrease in profit is expected. The financial forecasts of both companies do not assume the implementation of the Share Exchange.

(3)	Prospects for delisting and reasons therefor

As a result of the Share Exchange, Welcia HD will become a wholly owned subsidiary of Tsuruha HD on the effective date of the Share Exchange (scheduled for December 1, 2025). Welcia HD Shares are expected to be delisted on November 27, 2025 (with the final trading day being November 26, 2025). After delisting, Welcia HD Shares will no longer be tradable on the Tokyo Stock Exchange Prime Market.

Even after the delisting of Welcia HD Shares, the Tsuruha HD Shares allotted to Welcia HD shareholders through the Share Exchange will remain listed on the Tokyo Stock Exchange Prime Market and be tradable on the financial instruments exchange market. It is therefore believed that the liquidity of the shares will be maintained with respect to the Welcia HD shareholders who hold at least 87 Welcia HD Shares at the Record Time and who will receive allotment of at least 100 Tsuruha HD Shares, which is the number of shares constituting one unit of Tsuruha HD Shares, through the Share Exchange.

On the other hand, Welcia HD shareholders who hold less than 87 Welcia HD Shares at the Record Time will be allotted less than 100 Tsuruha HD Shares, or one unit of Tsuruha HD Shares. Although shares less than one unit cannot be sold on a financial instruments exchange market, shareholders who are to hold shares less than one unit may request Tsuruha HD to repurchase their shares less than one unit. For details, please see above Note 3, “Handling of shares less than one unit,” to 2.(3) “Details of the allotment in the Share Exchange (share exchange ratio).”

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Welcia HD shareholders will be able to trade their Welcia HD Shares on the Tokyo Stock Exchange Prime Market as usual until the final trading day of November 26, 2025 (scheduled). They will also be able to exercise their legal rights under the Companies Act and other relevant laws and regulations until the Record Time.

(4)	Measures to ensure fairness (including measures to avoid conflicts of interest)

With respect to Tsuruha HD, the Transaction, including the Share Exchange, will result in AEON holding a majority of the voting rights in Tsuruha HD and is a transaction with AEON as a direct or indirect counterparty. AEON directly holds 9,675,200 Tsuruha HD Shares (Ownership Ratio (Tsuruha HD) (Note 1): 19.66%) and is expected to acquire an additional 3,530,000 Tsuruha HD Shares from Nomura Securities Co., Ltd. (the “Additional Share Purchase”). These transactions are expected to result in AEON holding 13,205,200 Tsuruha HD Shares (Ownership Ratio (Tsuruha HD): 26.83%). Given these circumstances, and taking into account various considerations such as that the Tsuruha HD board of directors (the “Tsuruha HD Board of Directors”) may be, in general terms, influenced by AEON in making decisions related to the Transaction due to structural reasons, leading to a potential conflict of interest between the Tsuruha HD Board of Directors and the general shareholders of Tsuruha HD when determining whether to implement the Transaction, Tsuruha HD has implemented the following measures to ensure fairness.

Additionally, with respect to Welcia HD, as outlined in the Definitive Agreement Press Release, the Share Exchange will be implemented based on the Basic Agreement and in accordance with the Definitive Capital and Business Alliance Agreement to be executed by Tsuruha HD, AEON and Welcia HD in relation to the Business Integration and AEON’s making Tsuruha HD a consolidated subsidiary. As of today, AEON holds (i) 105,981,400 Welcia HD Shares (Ownership Ratio (Welcia HD) (Note 2): 50.51%) and has Welcia HD as a consolidated subsidiary, and (ii) 9,675,200 Tsuruha HD Shares (Ownership Ratio (Tsuruha HD): 19.54%). Given these circumstances, in the course of reaching an agreement in the Definitive Capital and Business Alliance Agreement regarding the Business Integration, including the Share Exchange, the interests of AEON and the interests of the minority shareholders of Tsuruha HD and Welcia HD are not necessarily aligned, and the conflicts of interest between Tsuruha HD and Welcia HD potentially exist through AEON. Accordingly, to take all possible measures to ensure the fairness of the Business Integration, Welcia HD has implemented the following measures.

Note 1: “Ownership Ratio (Tsuruha HD)” refers to the ratio of Tsuruha HD Shares to the number of shares (49,220,113 shares) obtained by subtracting the number of treasury shares owned by Tsuruha HD as of February 28, 2025 (890,955 shares), as stated in the Summary of financial results FY02/2025 (Japanese GAAP) (consolidated) (“Tsuruha HD Summary of Financial Results”) submitted by Tsuruha HD on April 11, 2025, from the total number of issued shares (49,557,068 shares) as of the same date, as stated in the Tsuruha HD Summary of Financial Results, plus the total number of Tsuruha HD Shares (554,000 shares) underlying the 5,149 stock acquisition rights that Tsuruha HD reported as outstanding as of the same date (with the ratio rounded to the second decimal place; hereinafter, the same applies in the calculation of the ownership ratio).

Note 2: “Ownership Ratio (Welcia HD)” refers to the ratio of Welcia HD Shares to the number of shares (209,802,042 shares) obtained by subtracting the number of treasury shares owned by Welcia HD as of February 28, 2025 (10,958 shares), as stated in the Consolidated Financial Results for the Fiscal Year Ended February 28, 2025 [Japanese GAAP] (“Welcia HD Summary of Financial Results”) submitted by Welcia HD on April 11, 2025, from the total number of issued shares (209,713,800 shares) as of the same date, as stated in Welcia HD Summary of Financial Results, plus the total number of Welcia HD Shares (99,200 shares) underlying the 124 stock acquisition rights that Welcia HD reported as outstanding as of the same date (with the ratio rounded to the second decimal place; hereinafter, the same applies in the calculation of the ownership ratio).

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Tsuruha HD’s Measures to Ensure Fairness

The measures taken at Tsuruha HD to ensure fairness are as follows.
① Tsuruha HD having established an independent special committee and obtained a written report from the special committee

(ⅰ)	Background of establishment

Tsuruha HD decided, based on the resolution at the board of directors meeting held on September 6, 2024, to establish the Special Committee (Tsuruha HD) comprised of five members: Mr. Takuya Okazaki (independent outside director and audit and supervisory committee member of Tsuruha HD), Ms. Harumi Sato (independent outside director and audit and supervisory committee member of Tsuruha HD), Ms. Wakana Tanaka (independent outside director of Tsuruha HD), Mr. Hiroshi Okuno (independent outside director of Tsuruha HD), and Mr. Tatsuichi Asada (independent outside director and audit and supervisory committee member of Tsuruha HD), after confirming the independence of the Special Committee (Tsuruha HD) from AEON, Tsuruha HD, and Welcia HD, as well as from the successful completion or failure of the Transaction. The Tsuruha HD Board of Directors also resolved to request the Special Committee (Tsuruha HD) to provide recommendations on the following matters: (a) matters concerning the reasonableness of the purpose of the Transaction (including whether the Transaction contributes to the enhancement of the corporate value of the Tsuruha Group); (b) matters concerning the appropriateness of the terms of the Transaction (including whether the method of implementation and the type of consideration for the Transaction are appropriate); (c) matters concerning the fairness of the Transaction procedures (including the consideration of what kind of measures should be taken to ensure fairness and to what extent), (d) in light of the considerations (a) to (c) above, whether the decision by the Tsuruha HD Board of Directors to implement the Transaction (including the content of the opinion statement if a tender offer is implemented as part of the Transaction) would be disadvantageous to the minority shareholders of Tsuruha HD (collectively, the “Consultation Matters (Tsuruha HD)”).

Furthermore, Tsuruha HD confirmed that the candidates for the Special Committee (Tsuruha HD) members are independent of Tsuruha HD, AEON and Welcia HD and does not have material interests that differed from those of the minority shareholders regarding the successful completion or failure of the Transaction. Based on this, Tsuruha HD selected Mr. Takuya Okazaki, Ms. Harumi Sato, Ms. Wakana Tanaka, Mr. Hiroshi Okuno, and Mr. Tatsuichi Asada as candidates for the Special Committee (Tsuruha HD) members (There have been no changes to the members of the Special Committee (Tsuruha HD) since its establishment. Additionally, no success fees or other compensation linked to the success or failure of the Transaction are paid to the members of the Special Committee (Tsuruha HD)).

Additionally, in establishing the Special Committee (Tsuruha HD), the board of directors of Tsuruha HD resolved that (i) the board of directors of Tsuruha HD would make decisions regarding the Transaction by fully respecting the judgment of the Special Committee (Tsuruha HD), and (ii) if the Special Committee (Tsuruha HD) determined that the terms of the Transaction were not appropriate, the board of directors of Tsuruha HD would not make a decision to execute the Transaction.

Furthermore, the board of directors of Tsuruha HD resolved to grant the Special Committee (Tsuruha HD) the authority to (i) ask questions or seek explanations or advice from Tsuruha HD’s advisors for the Transaction on matters necessary for the consideration of the Consultation Matters (Tsuruha HD), or if deemed particularly necessary, appoint its own independent advisors, with the costs to be borne by Tsuruha HD, (ii) receive reports on the progress of negotiations from Tsuruha HD in a timely manner, provide opinions, instructions, and requests to Tsuruha HD at critical stages and be substantially involved in the negotiation process regarding the transaction terms. Additionally, the Special Committee (Tsuruha HD) approved the appointment of SMBC Nikko Securities as Tsuruha HD’s financial advisor and third-party valuation institution, and TMI Associates as Tsuruha HD’s legal advisor, after confirming that there are no issues with their independence and expertise.

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(ⅱ)	Background of the review

The Special Committee (Tsuruha HD) convened a total of 25 times between October 18, 2024 and April 10, 2025 and carried out its duties related to the Consultation Matters (Tsuruha HD) by reporting, sharing information, deliberating, and making decisions.

The Special Committee (Tsuruha HD) approved the appointment of SMBC Nikko Securities as Tsuruha HD’s financial advisor and third-party valuation institution after confirming its independence and expertise. The Special Committee (Tsuruha HD) also approved the appointment of TMI Associates as Tsuruha HD’s legal advisor after confirming it is not a related party to AEON, Welcia HD or Tsuruha HD and does not have material interests in the Transaction, including the Share Exchange. Furthermore, the Special Committee (Tsuruha HD) appointed Yamada Consulting as its financial advisor and third-party valuation institution after confirming its independence and expertise, and appointed Hibiya Park Law Offices as its legal advisor after confirming that it is not a related party to AEON, Welcia HD or Tsuruha HD and does not have any material interests in the Transaction, including the Share Exchange. Additionally, as described below in “⑤ Tsuruha HD having established an independent review framework,” the Special Committee (Tsuruha HD) confirmed that there are no issues from the perspectives of independence and fairness regarding the internal consideration framework established by Tsuruha HD for the Transaction.

The Special Committee (Tsuruha HD) considered the measures to be taken to ensure procedural fairness in the Transaction, based on the opinions obtained from TMI Associates and Hibiya Park Law Offices. Additionally, with advice from Yamada Consulting, the Special Committee (Tsuruha HD) approved the business plan prepared by Tsuruha HD for the fiscal year ended February 2025 to the fiscal year ending February 2030, after receiving explanations from Tsuruha HD regarding the content, key assumptions, and preparation process of such business plan and confirming their reasonableness.

The Special Committee (Tsuruha HD) also received explanations from Tsuruha HD about the purpose and significance of the Transaction, and other matters such as its impact on Tsuruha HD’s business, followed by a Q&A session on these points. The Special Committee (Tsuruha HD) presented questions to AEON and Welcia HD regarding the purpose and background of the Transaction and other matters such as the post-Transaction management policies and received their responses.

Additionally, regarding the negotiations between Tsuruha HD and Welcia HD, the Special Committee (Tsuruha HD) received reports from Tsuruha HD and SMBC Nikko Securities as necessary, conducted reviews and deliberations, and provided necessary opinions on Tsuruha HD’s negotiation strategy as appropriate. Specifically, upon receiving responses from Welcia HD concerning the Share Exchange Ratio, the Special Committee (Tsuruha HD) received a report on each response and consulted with SMBC Nikko Securities and Yamada Consulting for analysis and opinions on the response strategy. The Special Committee (Tsuruha HD) then reviewed the advice received from Yamada Consulting from a financial perspective. Based on this, the Special Committee (Tsuruha HD) provided Tsuruha HD with its opinion on what Tsuruha HD should discuss with Welcia HD to achieve the significance and purpose of the Transaction, and was otherwise substantially involved in the overall discussion and negotiation process between Tsuruha HD and Welcia HD regarding the terms of the Transaction, including the Share Exchange Ratio.

Furthermore, the Special Committee (Tsuruha HD) received explanations on multiple occasions from TMI Associates and Hibiya Park Law Offices regarding the contents of the draft disclosure documents concerning the Share Exchange that Tsuruha HD planned to disclose or file. Given that, the Special Committee (Tsuruha HD) confirmed that appropriate information disclosure was planned.

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Additionally, each time Tsuruha HD received a proposal from Welcia HD concerning the Share Exchange, the Special Committee (Tsuruha HD) was promptly informed. The Special Committee (Tsuruha HD) provided opinions on multiple occasions to Tsuruha HD regarding the Share Exchange Ratio, deliberated on and reviewed the strategy for negotiating with Welcia HD, and was otherwise substantially involved in the discussions and negotiations concerning the Share Exchange Ratio.

(ⅲ)	Content of the decision

Under the circumstances described above, after careful consideration and discussions regarding the Consultation Matters (Tsuruha HD) based on the legal advice obtained from TMI Associates and Hibiya Park Law Offices, and the financial advice obtained from Yamada Consulting, the Special Committee submitted a written report (the “Written Report (Tsuruha HD)”) to Tsuruha HD’s board of directors on April 10, 2025, with unanimous consent from all committee members. The main points of the Written Report are as follows.

(a)	Details of the written report
i	The Transaction is recognized as contributing to the enhancement of the corporate value of the Tsuruha Group, and the purpose of the Transaction is reasonable.
ii	The terms and conditions of the Transaction are reasonable (however, with regard to the tender offer price for the Tender Offer (hereinafter referred to as the “Tender Offer Price”), although the Tender Offer Price is a price that adds a premium to the market price, the listing of Tsuruha HD Shares is scheduled to be maintained even after the Tender Offer, and there is also sufficient rationality that the Tsuruha HD shareholders will take the option to retain their Tsuruha HD Shares after the Tender Offer, it is appropriate to reserve the decision on the appropriateness of the Tender Offer Price to the judgment of Tsuruha HD, and to leave the decision on whether or not to accept or reject the Tender Offer to the judgment of the Tsuruha HD shareholders.).
iii	The procedures for the Transaction are fair.
iv	In light of (i) to (iii) above, the decision to conduct the Share Exchange and to express support for the Tender Offer is not disadvantageous to the minority shareholders of Tsuruha HD (i.e., the decision by the board of directors of Tsuruha HD to (A) implement the Share Exchange and (B) express support for the Tender Offer is not disadvantageous to the minority shareholders of Tsuruha HD. Furthermore, with regard to (B) above, the listing of Tsuruha HD Shares is scheduled to be maintained even after the Tender Offer, and there is also sufficient rationality that the Tsuruha HD shareholders will take the option to retain their Tsuruha HD Shares after the Tender Offer, so it is not disadvantageous to the minority shareholders of Tsuruha HD to reserve the decision on the appropriateness of the Tender Offer Price to the judgment of Tsuruha HD, and to leave the decision on whether or not to accept or reject the Tender Offer to the judgment of the Tsuruha HD shareholders.).

(b)	Reasons for the written report
i	Matters concerning the rationality of the purpose of the Transaction (including whether the Transaction will contribute to the enhancement of the corporate value of the Tsuruha Group)

The Special Committee (Tsuruha HD) asked AEON, Tsuruha HD, and Welcia HD questions about the purpose of the Transaction and the specific details of the corporate value of the Tsuruha Group that is expected to improve as a result of the Transaction. The following is a summary of the content of those questions.

•	The capital relationship between AEON and Tsuruha HD began in January 1995, when they entered a business and capital alliance agreement and acquired 32,000 shares of Tsuruha Co., Ltd. through a third-party allocation to Jusco Co., Ltd.

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•	The drugstore industry, including Tsuruha HD, has steadily expanded its market scale in the context of rising health demands, an expansion of product lineup, and ambitious store openings. On the other hand, it is facing changes in the business environment, such as a rise in consumer thriftiness due to high prices and increasing personnel and distribution costs. In addition, in Japan, the industry is perceived to be entering a mature stage of growth, with increasing momentum for reorganization. Under these circumstances, Tsuruha HD aims to transform itself into a leaner corporate structure that can achieve even greater growth through promoting key strategies in the areas of stores, dispensing, DX, and private brands, including strengthening its dominant strategy in areas where it has already opened stores, expanding the number of stores with in-house dispensing facilities, building a next-generation infrastructure by revamping internal systems of each department, and strengthening its lineup of private brand products. However, amid the growing social issues of the expansion of medical, health, and regional disparities, the business environment in the drugstore industry is becoming increasingly challenging due to factors such as drug price reductions, rising consumer frugality, and escalating labor and logistics costs, to achieve a society where everyone can equally access health and wellness services. Even in this kind of environment, it is necessary to not only grow within the framework of existing business models, but also embark on a fundamental transformation of their own business models.
•	Based on the recognition of issues described above, AEON, which have had a partnership with Tsuruha HD for some time, Tsuruha HD and Welcia HD have been working to realize the principles of each company and improve corporate value, while also continuously sharing information and recognizing issues with each other. As announced in the Basic Agreement Press Release, AEON, Tsuruha HD, and Welcia HD entered into the Basic Agreement because the three companies have come to the conclusion that it is optimal to achieve higher levels of health and wellness for local residents (for example, new healthcare services that utilize digital technology, the provision of highly specialized services including nutritional guidance and exercise guidance, and the formation of health communities in collaboration with the local community) by making maximum use of the management resources of each company, and by working together, they can demonstrate synergies in various fields, create the largest drug store alliance in Japan, acquire competitiveness, and aim to grow into the No.1 global company in Asia, while also creating unlimited growth opportunities for their employees. In addition, under the Basic Agreement, as part of the capital alliance, by December 31, 2027 at the latest, a business integration will be implemented with Tsuruha HD as the parent company and Welcia HD as a wholly owned subsidiary (furthermore, it was agreed that the effective date of the Share Exchange will be December 1, 2025, based on the Definitive Capital and Business Alliance Agreement), and thereafter, AEON will acquire additional Tsuruha HD Shares to the extent that its voting rights ratio in Tsuruha HD Shares will be the majority but less than 51%, making Tsuruha HD a consolidated subsidiary, and AEON, Tsuruha HD and Welcia HD will separately discuss in good faith and decide on the details of the selection, timing and conditions of the actual implementation items within the following scope, as part of the business alliance.
(i)	Mutual cooperation on the development of stores and in-store dispensing pharmacies
(ii)	Mutual cooperation on the procurement of products and electricity and development
(iii)	Mutual cooperation in improving logistics efficiency

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(iv)	Alignment in settlement, point systems, digital marketing, insurance, and others
(v)	Promotion of joint development and mutual supply of private-brand products
(vi)	Mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC)
(vii)	Exchange of management know-how
(viii)	Research and promotion of food and drug business model
(ix)	Exchange of human resources and personnel information
•	In addition to discussing the specific details of the business alliance, the selection, timing and conditions of the actual implementation items, AEON, Tsuruha HD and Welcia HD have also held numerous discussions and negotiations regarding the methods and conditions of each transaction related to the capital alliance.
•	As a result, it is understood that AEON came to believe that by combining and making maximum use of the management resources of the AEON Group, the Tsuruha Group and the Welcia Group, and by working together, the companies can demonstrate synergies in various fields, create the largest drug store alliance in Japan, acquire competitiveness, and aim to grow into the No.1 global company in Asia, thereby enhancing the medium- to long-term corporate value of the AEON Group, the Tsuruha Group and the Welcia Group in the future. Specifically, the assumed synergies are as below.
(A)	Enhancing profitability through the sharing of expertise on store development and the promotion of a dominant strategy ((i) above)
(B)	Accelerating overseas expansion ((i) above)
(C)	Cooperation in the procurement of products ((ii) above)
(D)	Cost reduction through joint procurement of electricity ((ii) above)
(E)	Optimization of delivery routes and reduction of delivery costs through joint delivery ((iii) above)
(F)	Improving profitability by accelerating the development of private brand products and strengthening the product lineup ((v) above)
(G)	Increase in sales through the strengthening of existing businesses and the development of new businesses in the dispensing pharmacy business ((vii) above)
•	On the other hand, Tsuruha HD has concluded that by AEON, Tsuruha HD and Welcia HD concentrating their respective management resources and utilizing their respective expertise in businesses they excel in, the companies are expected to not only achieve synergies such as (A) enhancing profitability through the sharing of expertise on store development and the promotion of a dominant strategy, (B) accelerating overseas expansion, (C) cooperation in the procurement of products, (D) cost reduction through joint procurement of electricity, (E) optimization of delivery routes and reduction of delivery costs through joint delivery, (F) improving profitability by accelerating the development of private brand products and strengthening the product lineup and (G) increase in sales through the strengthening of existing businesses and the development of new businesses in the dispensing pharmacy business, but after the business of Tsuruha HD and Welcia HD is integrated and Tsuruha HD and Welcia HD are integrated, Tsuruha HD, including Welcia HD, will become a consolidated subsidiary of AEON through the Tender Offer, and by establishing a cooperative relationship between the two companies, AEON and Tsuruha HD will become wholly integrated through the Transaction including the Tender Offer, and Tsuruha HD, including Welcia HD, will implement business operations in a prompt manner as a core subsidiary of the AEON Group’s health and wellness business, aiming to achieve synergies as soon as possible, and will contribute to the realization of creating the largest drug store alliance in Japan, acquiring competitiveness, and growing into the No.1 global company in Asia, and further, in turn, to the improvement of the Tsuruha Group’s corporate value.

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•	At the same time, Tsuruha HD and AEON have reached a common understanding that maintaining Tsuruha HD’s unique corporate culture and management autonomy is extremely important for enhancing corporate value through the sustainable development of Tsuruha HD, and that in strengthening the capital relationship between the two companies, it is desirable to make Tsuruha HD a consolidated subsidiary that maintains its listing, which will allow the two companies to deepen their alliance while respecting Tsuruha HD’s autonomous management. However, with regard to the management constraints that may arise from an increase in AEON’s control or influence over the management of Tsuruha HD, AEON and Tsuruha HD have agreed on the autonomy and independence of management in the Definitive Capital and Business Alliance Agreement, and have determined that this would not be an issue because certain provisions have been made in the agreement.
•	Tsuruha HD believes that, since mutual cooperation on the procurement of electricity, mutual cooperation in improving logistics efficiency, alignment in settlement, point systems, digital marketing, insurance, and others, mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC), as well as research and promotion of food and drug business model are not clearly specified in the scope of business alliance in the business and capital alliance structure of 1995, through the Definitive Capital and Business Alliance Agreement, it will be able to cooperate and partner with the AEON Group on a wider range of business activities than ever before by strengthening its alliance with the AEON Group.
•	AEON believes that, regarding overseas expansion, accelerating store openings in overseas markets and enhancing competitiveness can be achieved through joint property development and collaborative product purchasing, and such activities are only accomplished by forming a deep connection through making a company a consolidated subsidiary. In particular, with regard to fresh food and delicatessen products, which are associated with many issues in the development of the food and drug business model, AEON believes that it can contribute to the strengthening of Tsuruha HD’s competitiveness by providing expertise from AEON and by sharing logistics, but AEON believes that these things cannot be done until after making Tsuruha HD a consolidated subsidiary.
•	Tsuruha HD does not expect any negative impact on customers, business partners or employees as a result of becoming a consolidated subsidiary of AEON.

Regarding the specific details of the above matters and the possibility of improving the corporate value of the Tsuruha Group based on these matters, the Special Committee (Tsuruha HD) has examined the rationality of the matter, and has found no unreasonable aspects in the matter where Tsuruha HD will make Welcia HD its wholly owned subsidiary, Tsuruha HD will become a consolidated subsidiary of AEON, and that AEON, Tsuruha HD and Welcia HD will be able to concentrate their respective management resources and utilize each other’s expertise in businesses that they excel in, and that the synergies expected by Tsuruha HD are expected to be realized.

Furthermore, since AEON and Tsuruha HD have had a certain capital relationship since before the Transaction and have been in a capital and business alliance relationship, it was also considered whether the synergies expected from Tsuruha HD becoming a consolidated subsidiary of AEON could be achieved without the Transaction. In the explanations of both AEON and Tsuruha HD, since many of the measures and management resources that AEON envisages providing after making Tsuruha HD a consolidated subsidiary are not clearly specified in the scope of the business alliance in the business and capital alliance agreement that commenced in January 1995, AEON’s explanation that it will make Tsuruha HD a consolidated subsidiary and strengthen its ties with the AEON Group to a greater extent than before, thereby enabling cooperation and alliances in a wider range of businesses, means that there is rationality to implementing the conversion to a consolidated subsidiary that goes beyond the current capital relationship.

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The rationality of other understandings of AEON, Tsuruha HD, and Welcia HD were also examined, and no particularly unreasonable aspects were found.

In addition, the Transaction assumes that Tsuruha HD will become a consolidated subsidiary of AEON, and as a result, Tsuruha HD will be subject to the AEON Group’s basic policies and regulations, and AEON, as Tsuruha HD’s parent company, will have control or influence as a shareholder. However, AEON and Tsuruha HD have agreed on the independence and autonomy of Tsuruha HD’s management in the Definitive Capital and Business Alliance Agreement, and there is no problem because certain provisions have been made in the agreement. As mentioned above, it was determined that the benefits outweigh the disadvantages, and no unreasonable aspects in such determination were found.

Based on the above points, after careful discussion and consideration by the Special Committee (Tsuruha HD), it was determined that the Transaction would contribute reasonably to the enhancement of corporate value, and that the purpose of the Transaction was reasonable.

ii	Matters concerning the appropriateness of the terms and conditions of the Transaction (including the appropriateness of the method of implementing the Transaction and the type of consideration).
a	Concept

The Share Exchange will make Tsuruha HD the wholly owning parent company and Welcia HD the wholly owned subsidiary, and since the existing shareholders of Tsuruha HD will remain as shareholders of Tsuruha HD even after the Share Exchange takes effect, it is necessary to ensure that the number and ratio of Tsuruha HD Shares to be allocated to Welcia HD shareholders through the Share Exchange (the degree of dilution that will occur for minority shareholders of Tsuruha HD) does not become unreasonably large (in other words, so that the premium for Welcia HD shareholders is not unreasonably large).

b	The Share Exchange Ratio

The Share Exchange Ratio is a ratio that is below the lower limit of the range of the valuation results of the market price analysis, and within the range of the valuation results of the comparable listed company method and the DCF analysis, of the valuation results of the share exchange ratio valuation report obtained from SMBC Nikko Securities (the Share Exchange Ratio has been determined on the assumption that the Stock Split that Tsuruha HD plans to implement will take effect. In contrast, the valuation range in the share exchange ratio valuation report obtained by Tsuruha HD from SMBC Nikko Securities was calculated based on the number of shares of Tsuruha HD (before the Stock Split) without taking into account the implementation of the Stock Split, so the reference in the Written Report regarding whether or not it falls within the valuation range is based on the valuation range figures being adjusted in accordance with the split ratio of the Stock Split.).

In addition, the Share Exchange Ratio is the median of the range of valuation results using the market price analysis among the valuation results of the share exchange ratio valuation report obtained from Yamada Consulting, and is below the median of the range of valuation results using the DCF analysis, and is within the range of valuation results using the comparable listed company method (the valuation range in the share exchange ratio valuation report obtained by the Special Committee (Tsuruha HD) from Yamada Consulting was calculated based on the number of shares of Tsuruha HD (before the Stock Split) without taking into account the implementation of the Stock Split), so the reference in the Written Report regarding whether or not it falls within the valuation range is based on the valuation range figures being adjusted in accordance with the split ratio of the Stock Split.)

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Furthermore, the Share Exchange Ratio can be evaluated as being lower than both the average and median levels of the average premium levels in recent cases that is similar to the Transaction where a company was made a wholly-owned subsidiary through a share exchange (share exchanges between listed companies announced on or after January 1, 2021 and share exchanges between listed parent and subsidiary companies announced on or after June 28, 2019), and it cannot be said that it is disadvantageous to the general shareholders of Tsuruha HD.

In addition to the above, the Special Committee (Tsuruha HD) received a report on the results of the due diligence conducted by Tsuruha HD on Welcia HD in relation to the Transaction, and conducted a Q&A session. The Special Committee (Tsuruha HD) then confirmed that Tsuruha HD had reasonably taken into account the results of the due diligence when considering the terms and conditions of the Transaction. Specifically, as a result of the due diligence and subsequent investigations, Tsuruha HD recognized that Welcia HD would incur an impairment loss of approximately 13.1 billion yen in relation to its stores for the fiscal year ended February 28, 2025, and it has considered the impact of such impairment loss on the intrinsic value of Welcia HD Shares and the market share price when considering and negotiating the terms and conditions of the Transaction.

Furthermore, as described in (iii) below, the procedures for the negotiation process for the Transaction are recognized as fair, and the terms and conditions of the Transaction, including the Share Exchange Ratio, are recognized as having been determined based on the results of repeated negotiations between Tsuruha HD and Welcia HD that can be evaluated as being completely equivalent to negotiations between independent parties. In addition, Tsuruha HD repeatedly requested that AEON raise the Tender Offer Price until the time when it decided to proceed with the Transaction, and in fact, the Tender Offer Price was raised.

c	Method of implementing the Transaction and type of consideration
(A)	Regarding the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD

As a method for the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD, the Share Exchange is being considered, in which Tsuruha HD Shares will be allocated and issued to the shareholders of Welcia HD.

If Tsuruha HD implements the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD, it is also possible that the consideration will be in cash, in which case, in light of Tsuruha HD’s financial situation, there is a possibility that it will be necessary to raise funds from external financial institutions or other institutions. If Tsuruha HD has a large amount of interest-bearing debt as a result of the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD, it is undeniable that the flexibility of Tsuruha HD’s management will be impaired, and there is a possibility that it will have an impact on the enhancement of the corporate value of the Tsuruha Group to which Welcia HD will be added.

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If the method of the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD is through the Share Exchange in which Tsuruha HD Shares are used as consideration, there will be a certain degree of dilution in the ratio of voting rights held by Tsuruha HD shareholders immediately before the Share Exchange takes effect, but in light of cases where a company is made a wholly-owned subsidiary through a share exchange similar to the Share Exchange, even if there is dilution in the shares of the wholly-owning parent company of the share exchange, it cannot necessarily be evaluated that this will hinder the enhancement of the corporate value of the wholly-owning parent company of the share exchange. Rather, by making Welcia HD a wholly-owned subsidiary without incurring a large amount of interest-bearing debt, as in the case of the aforementioned cash consideration, it is possible to evaluate that this will contribute to the enhancement of the corporate value of the Tsuruha Group, which will include Welcia HD after the execution of the Transaction, and that the minority shareholders of Tsuruha HD and the existing shareholders of Welcia HD will be able to continue to hold shares of Tsuruha HD as shareholders of Tsuruha HD and will be able to enjoy the benefits of the synergies created by the Transaction and the enhancement of the corporate value of the Tsuruha HD Group. Therefore, it cannot necessarily be said that the choice of choosing Tsuruha HD Shares as the type of consideration for the Transaction to make Tsuruha HD a wholly-owned subsidiary is unreasonable, merely because the implementation of the Share Exchange will cause a certain degree of dilution in Tsuruha HD Shares.

In light of the above, the method of implementing the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD and the type of consideration for the transaction to make Welcia HD a wholly-owned subsidiary of Tsuruha HD, which is the delivery of Tsuruha HD Shares to the shareholders of Welcia HD, are considered to be appropriate.

(B)	Transactions in which AEON acquires a majority but less than 51% of the Tsuruha HD Shares (hereinafter referred to as the “Top-up Transaction”)

The Tender Offer with cash as consideration is being considered as a method for the Top-up Transaction.

As AEON is a listed company, it is possible that the consideration for the Top-up Transaction could be AEON shares; however, although listed shares have a certain degree of liquidity, there is a risk of fluctuation in value, and it also takes a certain amount of time and procedures for shareholders who receive the consideration to convert it into cash. On the other hand, if the consideration is in cash, there is less risk of fluctuation in value, there are no liquidity issues, and the evaluation will be relatively easy for shareholders when deciding whether to apply.

In addition, the Top-up Transaction is not expected to be a market transaction, but rather a tender offer. There are no unreasonable aspects found in the Top-up Transaction being a tender offer, as this would ensure the transparency of the transaction and provide an opportunity for shareholders of Tsuruha HD to sell their shares fairly.

In light of the above, the method of implementing the Top-up Transaction and the type of consideration for the Top-up Transaction being a tender offer with cash as consideration is considered appropriate. Furthermore, although the Tender Offer Price is a price that adds a premium to the market price, since it is planned that the listing of Tsuruha HD Shares will be maintained even after the Tender Offer, and since there is also sufficient rationality that the Tsuruha HD shareholders will take the option to retain their Tsuruha HD Shares even after the Tender Offer, it is appropriate to reserve the decision on the appropriateness of the Tender Offer Price to the judgment of Tsuruha HD, and to leave the decision on whether or not to accept or reject the Tender Offer to the judgment of the Tsuruha HD shareholders. In light of the above situation, it is not unreasonable that Tsuruha HD did not obtain an independent share valuation report from a third-party valuation institution for the Tender Offer.

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d	Consideration and summary

In light of the above, after careful discussion and consideration by the Special Committee (Tsuruha HD), it was determined that the terms and conditions of the Transaction are terms and conditions that ensure the common interests of shareholders to the greatest extent possible, and that such terms and conditions of the transaction are appropriate.

As mentioned above, regarding the Tender Offer, although the Tender Offer Price is a price that includes a certain premium on the market price, the listing of Tsuruha HD Shares is scheduled to be maintained even after the Tender Offer, and there is also sufficient rationality in the option of Tsuruha HD shareholders retaining their Tsuruha HD Shares even after the Tender Offer, it was determined that it is appropriate to reserve the decision on the appropriateness of the Tender Offer Price to the judgment of Tsuruha HD, and to leave the decision on whether or not to accept or reject the Tender Offer to the judgment of the Tsuruha HD shareholders.

iii	Matters concerning the fairness of the procedures for the Transaction (including consideration of what degree of fairness-ensuring measures should be taken)

According to Tsuruha HD, TMI Associates, which is Tsuruha HD’s legal advisor, and Hibiya Park Law Offices, which is the legal advisor to the Special Committee (Tsuruha HD), Tsuruha HD has taken the following measures to ensure the fairness and transparency of the process of consideration by Tsuruha HD regarding the Transaction.

a	In accordance with the resolution of the board of directors meeting held on September 6, 2024, Tsuruha HD established the Special Committee (Tsuruha HD) as an advisory body to eliminate arbitrariness in the decision-making process of Tsuruha HD regarding the Transaction (including the case where a tender offer is conducted as the part of the Transaction, and Tsuruha HD makes a specific statement of opinion regarding the Tender Offer), and to achieve the purpose of establishing a decision-making process that is fair, transparent and objective. Tsuruha HD will respect the opinions of the Special Committee (Tsuruha HD) on the Consultation Matters (Tsuruha HD) to the maximum extent, and if the Special Committee (Tsuruha HD) determines that the terms and conditions of the transaction pertaining to the proposal are not appropriate, Tsuruha HD will not make a decision to implement the transaction (including if the tender offer is to be implemented as part of the Transaction, a statement of opinion to the effect that Tsuruha HD supports such tender offer and recommends that its shareholders tender their shares in such tender offer) and, in negotiating the terms and conditions of the transaction with the other party in the event that the Transaction is carried out, the Special Committee (Tsuruha HD) is to be informed of the status in a timely manner, receive its opinions, instructions and requests at important junctures, and the special committee is to be substantially involved in the negotiation of the terms and conditions of the transaction by Tsuruha HD. In addition, when Tsuruha HD negotiated the terms and conditions of the Transaction with AEON or Welcia HD, the Special Committee (Tsuruha HD) received reports from Tsuruha HD on the status in a timely manner, and after the Special Committee (Tsuruha HD) had conducted serious deliberations and considerations of the matter, the Special Committee (Tsuruha HD) conveyed its opinions and requests to Tsuruha HD, and Tsuruha HD conducted negotiations in line with these opinions and requests, and as a result, the Special Committee (Tsuruha HD) was substantially involved in the negotiations of the terms and conditions of the transaction by Tsuruha HD. The members of the Special Committee (Tsuruha HD) have not changed since its establishment.

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b	In order to ensure the fairness and appropriateness of its decision-making, Tsuruha HD has appointed TMI Associates as a legal advisor independent of AEON, Tsuruha HD, and Welcia HD, and has received legal advice from TMI Associates, including advice on the measures to be taken to ensure the fairness of the procedures for the Transaction, the various procedures for the Transaction, and the method and process of Tsuruha HD’s decision-making regarding the Transaction.
c	In order to ensure the fairness and appropriateness of its decision-making, the Special Committee (Tsuruha HD) has appointed Hibiya Park Law Offices as a legal advisor independent of AEON, Tsuruha HD, and Welcia HD, and has received legal advice from Hibiya Park Law Offices, including advice on measures to be taken to ensure the fairness of the procedures for the Transaction, the various procedures for the Transaction, and the method and process of Tsuruha HD’s decision-making regarding the Transaction.
d	In order to ensure the fairness and appropriateness of its decision-making, Tsuruha HD has appointed SMBC Nikko Securities as a financial advisor and third-party valuation institution independent of AEON, Tsuruha HD, and Welcia HD, and has received expert advice and assistance from SMBC Nikko Securities regarding negotiations and other matters related to the Transaction.
e	In order to ensure the fairness and appropriateness of its decision-making, the Special Committee (Tsuruha HD) has appointed Yamada Consulting as a financial advisor and third-party valuation institution independent of AEON, Tsuruha HD, and Welcia HD, and has received expert advice and assistance from Yamada Consulting from a financial perspective.
f	Since early March 2024, Tsuruha HD has not involved any of its officers or employees who currently hold or have previously held concurrent positions with AEON or Welcia HD in the discussions and negotiations regarding the terms and conditions of the Transaction between Tsuruha HD, AEON and Welcia HD, and has continued such practice to the present day. In addition, there is no fact that would lead one to infer that AEON or Welcia HD or their specially interested parties had any influence on Tsuruha HD during the discussion, consideration and negotiation process for the Transaction.

Based on the above, after careful discussion and consideration by the Special Committee (Tsuruha HD), it was determined that appropriate measures to ensure fairness have been taken in the Transaction, and that the procedures for the Transaction, including the discussion, consideration and negotiation process regarding the Transaction, are fair.

iv	In light of the above, whether or not the decision by the board of directors to implement the Transaction (including if the tender offer is to be implemented as part of the Transaction, the statement of opinion regarding such tender offer) is disadvantageous to minority shareholders of Tsuruha HD

After careful consideration based on the above, the board of directors of Tsuruha HD has determined that the implementation of the Transaction will not be disadvantageous to the minority shareholders of Tsuruha HD.

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In other words, the board of directors of Tsuruha HD has determined that (A) the implementation of the Share Exchange and (B) the decision to state an opinion in favor of the Tender Offer will not be disadvantageous to the minority shareholders of Tsuruha HD. Furthermore, with regard to (B) above, the listing of Tsuruha HD Shares is scheduled to be maintained even after the Tender Offer, and since there is also sufficient rationality that the Tsuruha HD shareholders will take the option to retain their Tsuruha HD Shares even after the Tender Offer, it was determined that it will not be disadvantageous to the minority shareholders of Tsuruha HD to reserve the decision on the appropriateness of the Tender Offer Price to the judgment of Tsuruha HD, and to leave the decision on whether or not to accept or reject the Tender Offer to the judgment of the Tsuruha HD shareholders.

② Tsuruha HD having obtained a valuation report from an independent financial advisor and third-party valuation institution

As described in “① Tsuruha HD having established an independent special committee and obtained a written report from the special committee” above, Tsuruha HD appointed SMBC Nikko Securities as an independent financial advisor and third-party valuation institution, independent of AEON, Welcia HD, and Tsuruha HD, and obtained from SMBC Nikko Securities professional advice and assistance regarding the negotiations and other aspects of the Transaction. Additionally, on April 10, 2025, Tsuruha HD obtained a share exchange ratio valuation report from SMBC Nikko Securities.

SMBC Nikko Securities is not a related party to AEON, Welcia HD, or Tsuruha HD and does not have any material interest in the Transaction, including the Share Exchange. Fees payable to SMBC Nikko Securities for the Transaction include a success fee contingent upon the successful completion of the Transaction. Tsuruha HD, considered general industry practices in similar transactions and the compensation system that would result in a significant financial burden on Tsuruha HD if the Transaction was not completed. As a result, Tsuruha HD determined that the independence of SMBC Nikko Securities is not negated by such compensation system as long as certain fees are scheduled to be paid regardless of the successful completion of the Transaction. Therefore, Tsuruha HD has appointed SMBC Nikko Securities as its financial advisor and third-party valuation institution based on such compensation system. The Special Committee (Tsuruha HD) confirmed that there is no issue with the independence and expertise of SMBC Nikko Securities and approved its appointment as Tsuruha HD’s financial advisor and third-party valuation institution.

③ Tsuruha HD having obtained advice from an independent legal advisor

As described in “① Tsuruha HD having established an independent special committee and obtained a written report from the special committee” above, Tsuruha HD appointed TMI Associates as an external legal advisor, independent of AEON, Welcia HD, and Tsuruha HD, and obtained legal advice from TMI Associates regarding, among others, measures that should be taken to ensure the fairness of the procedures in the Transaction, various procedures of the Transaction, and Tsuruha HD’s decision-making method and process for the Transaction.

TMI Associates is not a related party to AEON, Welcia HD, or Tsuruha HD and does not have any material interest in the Transaction, including the Share Exchange. The fees payable to TMI Associates for the Transaction does not include any fees that are contingent upon the successful completion or failure of the Transaction or the progress of the Transaction or procedures. The Special Committee (Tsuruha HD) approved the appointment of TMI Associates as Tsuruha HD’s legal advisor after confirming that there is no issue with the independence and expertise of TMI Associates.

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④ Unanimous approval of disinterested directors (including audit and supervisory committee members) of Tsuruha HD

Tsuruha HD’s board of directors carefully considered and discussed whether the Transaction, including the Share Exchange, would contribute to the enhancement of Tsuruha HD’s corporate value and whether the terms of the Transaction are appropriate, referring to the legal advice obtained from TMI Associates and the advice from SMBC Nikko Securities, and fully respecting the judgment of the Special Committee (Tsuruha HD) as indicated in the Written Report (Tsuruha HD).

As a result, at its board of directors meeting held today, Tsuruha HD determined as its opinion as of the date of the meeting, that the Share Exchange Ratio is appropriate and serves the interests of Tsuruha HD shareholders. Therefore, Tsuruha HD concluded that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

At the Tsuruha HD Board of Directors meeting mentioned above, the resolution was unanimously approved by all 10 Tsuruha HD directors (including three independent outside directors who are audit and supervisory committee members and two independent outside directors).

⑤ Tsuruha HD having established an independent review framework

As described above in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest),” the Transaction will result in AEON holding a majority of the voting rights in Tsuruha HD and is a transaction with AEON as a direct or indirect counterparty. AEON directly holds 9,675,200 Tsuruha HD Shares (Ownership Ratio (Tsuruha HD): 19.66%) listed on the Tokyo Stock Exchange Prime Market and is expected to end up holding 13,205,200 Tsuruha HD Shares (Ownership Ratio (Tsuruha HD): 26.83%) as a result of the Additional Share Purchase. Given these circumstances, and taking into account various considerations such as that, in general terms, the Tsuruha HD Board of Directors may be influenced by AEON in making decisions related to the Transaction due to the structural reasons, leading to a potential conflict of interest between the Tsuruha HD Board of Directors and the general shareholders of Tsuruha HD when determining whether to implement the Transaction, Tsuruha HD established an internal framework for conducting reviews, negotiations and decision-making regarding the Transaction from a position independent of AEON and Welcia HD.

Specifically, Tsuruha HD decided that, from early March, 2024, no officers or employees of Tsuruha HD who currently hold or have previously held concurrent positions with AEON or Welcia HD would be involved in the discussions and negotiations between Tsuruha HD, AEON and Welcia HD regarding the terms of the Transaction. This practice has been maintained up to the present day. Additionally, the Special Committee (Tsuruha HD) has approved that there are no issues from the perspective of independence and fairness regarding Tsuruha HD’s consideration framework (including the scope and duties of Tsuruha HD officers and employees involved in the consideration, negotiations, and decision-making regarding the Transaction).

⑥ Special Committee having obtained a share exchange valuation report from an independent third-party valuation institution

As described above in “① Tsuruha HD having established an independent special committee and obtained a written report from the special committee,” in reviewing the Consultation Matters (Tsuruha HD), the Special Committee (Tsuruha HD) appointed Yamada Consulting as its independent financial advisor and third-party valuation institution, independent of AEON, Welcia HD, and Tsuruha HD, and obtained from Yamada Consulting professional advice and assistance from a financial perspective. The Special Committee (Tsuruha HD) also obtained a share exchange ratio valuation report dated on April 10, 2025. Yamada Consulting is not a related party to AEON, Welcia HD, or Tsuruha HD and does not have any material interest in the Transaction, including the Share Exchange. Furthermore, fees payable to Yamada Consulting for the Transaction consists solely of fixed fees, which are payable regardless of the Transaction’s outcome, and does not include any success fee contingent upon the successful completion of the Share Exchange.

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⑦ Special Committee (Tsuruha HD) having obtained advice from an independent law firm

As described above in “① Tsuruha HD having established an independent special committee and obtained a written report from the special committee,” the Special Committee (Tsuruha HD) appointed Hibiya Park Law Offices as its independent legal advisor, independent of AEON, Welcia HD, and Tsuruha HD, and obtained legal advice from Hibiya Park Law Offices regarding, among others, measures that should be taken to ensure the fairness of the procedures in the Transaction, various procedures of the Transaction, and the Special Committee (Tsuruha HD)’s deliberation method and process for the Transaction.

Hibiya Park Law Offices is not a related party to AEON, Welcia HD, or Tsuruha HD and does not have any material interest in the Transaction, including the Share Exchange. Furthermore, fees payable to Hibiya Park Law Offices consists solely of hourly fees, which are payable regardless of the Transaction’s outcome, and does not include any success fee contingent upon the successful completion of the Transaction.

[Welcia HD’s Measures to Ensure Fairness]

The measures taken at Welcia HD to ensure fairness are as follows.

①	Welcia HD having established an independent special committee and obtained a written report from the special committee
(i)	Background of establishment

From the perspective of taking all possible measures to ensure the fairness of the execution of the Definitive Capital and Business Alliance Agreement and the Business Integration thereunder (the “Business Integration, etc.”), and based on the resolution at the board of directors meeting held on June 21, 2024, Welcia HD established the Special Committee (Welcia HD) comprised of three members: Mr. Katsunori Nozawa (outside director and independent officer of Welcia HD), Mr. Hirohisa Kagami (former outside corporate auditor of Welcia HD and attorney-at-law), and Mr. Masahiko Yasuda (president and representative director of Benedi Consulting Co., Ltd. and certified public accountant), after confirming that there are no issues regarding their independence from AEON, Tsuruha HD, and Welcia HD, as well as from the success or failure of the Business Integration, etc. Welcia HD consulted the Special Committee (Welcia HD) on (i) whether to recommend the implementation of the Business Integration, etc. to the Welcia HD board of directors (the “Welcia HD Board of Directors”), and (ii) whether the decision by the Welcia HD Board of Directors to implement the Business Integration, etc. (including the decision to execute the Definitive Capital and Business Alliance Agreement) would be disadvantageous to the minority shareholders of Welcia HD (In these reviews, the Special Committee (Welcia HD) was requested to examine and determine (i) the reasonableness of implementing the transactions from the perspective of whether they would enhance the corporate value of Welcia HD, and (ii) the appropriateness of the transaction terms and the fairness of the procedures from the perspective of protecting the interests of Welcia HD’s minority shareholders (collectively, the “Consultation Matters (Welcia HD)”). Additionally, Welcia HD decided that the Welcia HD Board of Directors must ensure a proper understanding and maximum respect for the judgment of the Special Committee (Welcia HD) in making decisions on the Business Integration, etc., and Welcia HD granted the following authorities to the Special Committee (Welcia HD) in connection with the review of the Consultation Matters (Welcia HD).

i.	To substantially participate in the process of discussions and negotiations with the parties to the Business Integration, etc., and, if deemed necessary, directly engage in, or instruct Welcia HD or its advisors to engage in, discussions and negotiations with the parties to the Business Integration, etc.
ii.	To appoint legal, financial, and other advisors for the Business Integration, etc. (with the costs to be borne by Welcia HD), as well as to designate or approve (including subsequent approval) legal, financial, and other advisors of Welcia HD for the Business Integration, etc.

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iii.	To receive necessary information and hear from Welcia HD officers, employees, parties to the Business Integration, etc. or any other persons deemed necessary by the Special Committee (Welcia HD).
iv.	To receive information necessary for the consideration and judgment regarding the Business Integration, etc. (if the Special Committee (Welcia HD) needs to examine Welcia HD’s business plan, this includes information related to the business plan), from Welcia HD officers and employees and other relevant individuals.
v.	To address any other matters deemed necessary for the consideration and judgment regarding the Business Integration, etc.

Each member of the Special Committee (Welcia HD) will receive a fixed remuneration for their duties, regardless of the content of the report.

(ii)	Background of the review

The Special Committee (Welcia HD) held a total of 14 meetings between the establishment of the Special Committee (Welcia HD) and April 10, 2025. During this period, the Special Committee (Welcia HD) carefully reviewed the Consultation Matters (Welcia HD), receiving reports, collecting information, conducting deliberations, and making decisions, as well as conducting discussions as needed. Specifically, with respect to Mizuho Securities, Welcia HD’s financial advisor and third-party valuation institution, and Mori Hamada & Matsumoto, Welcia HD’s legal advisor, the Special Committee (Welcia HD) confirmed that ① they have no issue with the independence of Tsuruha HD, AEON HD and Welcia HD, as well as the Business Integration, etc. and that ② they have experience and expertise in advisory services related to similar transactions, and therefore approved the appointment of these advisors.

Furthermore, the Special Committee (Welcia HD) sent a questionnaire to the management of Tsuruha HD and Welcia HD regarding the Business Integration, etc. and received responses from the management of Tsuruha HD and Welcia HD on their current understanding of the situation (including the strengths and current challenges of both companies), the significance and purpose of the Business Integration, etc., and their views on post-integration governance. Additionally, the Special Committee (Welcia HD) conducted interviews with the management of Tsuruha HD and Welcia HD, as well as the Welcia HD employee union, to gather their perspectives on the Business Integration, etc. The Special Committee (Welcia HD) also reviewed and approved the business plan, which serves as the basis for the valuation of Welcia HD’s shares using the DCF analysis, after receiving explanations about the assumptions and preparation process, and exchanging questions and answers to confirm the reasonableness of the business plan. Moreover, the Special Committee (Welcia HD) received reports from Mori Hamada & Matsumoto, Welcia HD’s legal advisor, and from PwC Advisory LLC and PwC Tax Japan, Welcia HD’s advisors for financial and tax due diligence, on the results of the legal, financial, and tax due diligence on the Tsuruha HD Group. The Special Committee (Welcia HD) exchanged questions and answers and engaged in discussions regarding certain matters that should be taken into account in considering the transaction terms of the Business Integration, including the valuation of Tsuruha HD Shares, the cash flow plan underlying the share valuation of Tsuruha HD, and the terms of the Business Integration, including the share exchange ratio. The Special Committee (Welcia HD) also received explanations from, and exchanged questions and answers with, Mizuho Securities, Welcia HD’s financial advisor and third-party valuation institution, regarding share exchange ratio valuation by Mizuho Securities, including the reasons for selecting the valuation methods, the calculation processes for each method, the key assumptions, and the valuation results. As a result, the Special Committee (Welcia HD) confirmed the reasonableness of these explanations. Additionally, the Special Committee (Welcia HD) received explanations from, and exchanged questions and answers with, Mizuho Securities, Welcia HD’s financial advisor and third-party valuation institution, regarding the fairness opinion submitted by Mizuho Securities, including the issuance procedures.

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Furthermore, the Special Committee (Welcia HD) received reports from Welcia HD and Mizuho Securities as necessary on the negotiations with Tsuruha HD regarding the share exchange ratio, deliberated and reviewed these reports, and provided necessary opinions on the negotiation policy with Tsuruha HD as appropriate. Specifically, upon receiving responses from Tsuruha HD regarding the Share Exchange Ratio, the Special Committee (Welcia HD) reviewed these responses, orally obtained from Mizuho Securities its analysis and opinions regarding how to address them, formulated the negotiation policy for the Share Exchange Ratio, and proved instructions as necessary. In this way, the Committee was substantively involved throughout the entire discussion and negotiation process regarding the Share Exchange Ratio.

Additionally, the Special Committee (Welcia HD) received reports from Welcia HD, Mori Hamada & Matsumoto, and Mizuho Securities on the terms and negotiation status of the Definitive Capital and Business Alliance Agreement and the Share Exchange Agreement as appropriate. Based on the advice from Mori Hamada & Matsumoto and Mizuho Securities, the Special Committee (Welcia HD) reviewed and provided instructions on the negotiation policy as needed. The Special Committee (Welcia HD) also received explanations from Welcia HD and Mizuho Securities on the draft disclosure documents related to the Transaction that Welcia HD plans to disclose or file, as well as the preparation policy for the reference documents for the shareholders meeting concerning the Share Exchange Agreement, confirming that appropriate information disclosure is planned.

(iii) Content of the decision

Under the circumstances described above, after careful consideration and discussions regarding the Consultation Matters (Welcia HD) based on the legal advice obtained from Mori Hamada & Matsumoto, and the financial advice obtained from Mizuho Securities, the Special Committee submitted a written report (the “Written Report (Welcia HD)”) to Welcia HD’s board of directors on April 11, 2025, with unanimous consent from all committee members. The main points of the Written Report (Welcia HD) are as follows.

(a)	Contents of the Written Report
1.	It is recommended to Welcia HD’s board of directors that the Business Integration etc. is conducted.
2.	It is considered that a decision by Welcia HD’s board of directors to conduct the Business Integration etc. (including a decision to execute the Definitive Capital and Business Alliance Agreement) would not be detrimental to the minority shareholders of Welcia HD.
(b)	Reasons for the Written Report
1.	Reasonableness of Implementing the Business Integration, etc.

Based on the following points, the Business Integration, etc. (hereinafter referred to as “the Business Integration”) is considered to contribute to the enhancement of Welcia HD’s corporate value, and therefore, implementing the Business Integration is deemed reasonable.

(1)	Welcia HD’s business environment and management issues, etc.
•	According to explanations from Welcia HD, the drugstore industry faces an increasingly challenging business environment, marked by decreasing opportunities for new store openings, reductions in drug prices, intensifying price competition, etc. In the long term, it is anticipated that the industry will confront the need for proactive improvements in employee treatment due to labor shortages stemming from Japan’s declining birthrate and aging population, as well as changes in consumer needs accompanying the increase in the elderly population, etc.

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•	Furthermore, to ensure the continuation of the Welcia HD group’s business and the enhancement of its corporate value in the future, it is necessary to further strengthen store competitiveness. It is recognized that implementing various measures, including the expansion of existing business areas such as the development of private brand (PB) products, new store formats, etc., is a key management issue in the medium to long term.

(2)	Synergies from the Business Integration
•	According to explanations from AEON, Tsuruha HD, and Welcia HD, the Business Integration is expected to promote business alliances among the companies. Specifically, initiatives envisaged include: (i) collaboration in the procurement of products, etc.; (ii) profit improvement through accelerated development and enhanced lineup of PB products; (iii) optimization of delivery routes and reduction of delivery costs through joint delivery; (iv) cost reduction through joint procurement of electricity; (v) improved profitability through the promotion of a dominant strategy and sharing of store development know-how; (vi) increased sales through strengthening existing businesses and developing new businesses in the dispensing pharmacy business; and (vii) acceleration of overseas store opening.
•	Through such business alliances, synergy effects of approximately 50 billion yen are anticipated over the three years following the Business Integration.
•	This Special Committee (Welcia HD), having examined the analyses provided by Tsuruha HD, AEON, and Welcia HD, including the results of studies by the synergy working groups composed of the three companies, has not identified any particular points that are unreasonable.

(3)	Consideration of dis-synergies from the Business Integration
•	According to Welcia HD’s management, potential dis-synergies from the Business Integration include: (i) the risk of reduction in dispensing fee (risk of reduction in the basic dispensing fee if even one on-site pharmacy exists within the group); (ii) the possibility of additional IT investment required to realize synergies related to the integration of supplier transaction accounts / processes for products; (iii) concerns about a potential decline in Welcia HD’s creditworthiness with customers, business partners, employees, financial institutions, etc., due to delisting; (iv) concerns about a negative impact on the motivation and morale of Welcia HD group employees due to the Business Integration; and (v) the possibility that remedies may be required for obtaining clearance. However, it is stated that the impact of each of these is not significant and they do not constitute a major obstacle to proceeding with the Business Integration.
•	This Special Committee (Welcia HD) finds no particular points that are unreasonable in the above analysis by Welcia HD’s management and has no objections.

(4)	Possibility of alternatives to the Business Integration
•	According to explanations from Welcia HD, in the increasingly challenging drugstore industry business environment, enhancing store competitiveness and implementing various measures (including expanding existing business areas from a medium- to long-term perspective) is desirable not on a stand-alone basis, but by pursuing economies of scale through a business integration with industry peers. Regarding the possibility of collaboration with business partners other than AEON and Tsuruha HD, it is considered difficult to imagine that the business synergies expected from collaboration with other companies would exceed the synergy effects resulting from this Business Integration. This is due to the overwhelming scale advantages gained from the integration of the industry’s No. 1 and No. 2 players, as well as the assets, know-how, procurement network, logistics system, customer database, etc., possessed by each group.

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•	This Special Committee (Welcia HD) has confirmed that the above view of Welcia HD is not unreasonable.

2.	Fairness of the Transaction Terms

Based on the following points, the transaction terms of the Business Integration, including the Share Exchange Ratio, are considered fair.

(1)	Appropriateness of the method of the Business Integration and type of consideration
•	Making Welcia HD a wholly owned subsidiary of Tsuruha HD through the Share Exchange, followed by the reorganization of Welcia HD’s head office functions, organization, personnel, etc., is not considered particularly unreasonable compared to other methods such as a merger between Tsuruha HD and Welcia HD or a joint share transfer.
•	Welcia HD shareholders will have the opportunity to benefit from the synergy effects of the Business Integration and the potential appreciation of Tsuruha HD’s share price resulting from the realization of these synergies, etc., by holding Tsuruha HD shares received as consideration in the Share Exchange. They can also monetize their holdings at any time by trading the highly liquid Tsuruha HD shares on the market. Therefore, no unreasonable points are found in the method of the Business Integration and the type of consideration.
•	Regarding the consolidation as subsidiary of Tsuruha HD under AEON, the Tender Offer for Tsuruha HD shares by AEON is not aimed at delisting the integrated company. Shareholders who expect the corporate value of the integrated company to increase due to the Business Integration have the option not to tender their shares in the Tender Offer and continue holding shares in the integrated company. Concerning Tsuruha HD becoming a subsidiary of AEON, Welcia HD itself has a history of deriving synergy effects from alliances with the AEON Group as an AEON subsidiary. Additionally, the Definitive Capital and Business Alliance Agreement provides considerable consideration, such as mechanisms agreed upon to ensure Tsuruha HD maintains appropriate independence from AEON as a listed company.

(2)	Fairness of the Share Exchange Ratio
•	This Special Committee (Welcia HD) has reviewed the content of Welcia HD’s business plan and confirmed and approved its reasonableness as a basis for calculating Welcia HD’s share value and, consequently, the Share Exchange Ratio.

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•	This Special Committee (Welcia HD) was briefed on the policies and results of the various due diligence procedures conducted by Welcia HD on Tsuruha HD, reviewed the content of Tsuruha HD’s business plan, and found no particular points that are unreasonable.
•	In the Share Exchange Ratio valuation report obtained by Welcia HD from Mizuho Securities, no unreasonable points were found in the reasons for adopting the market price analysis, comparable company analysis, and DCF analysis, nor in the calculation details. The Share Exchange Ratio falls within the calculation range for all valuation methods. Furthermore, it exceeds the median of the calculation range under the comparable company analysis method and does not significantly deviate from the median values of the other methods.
•	The Share Exchange Ratio represents a premium of 3.5% (rounded to one decimal place) over the share exchange ratio calculated based on the closing prices of Tsuruha HD shares and Welcia HD shares on the Tokyo Stock Exchange Prime Market as of April 10, 2025. However, it represents a slight discount (at most a few percent) compared to the share exchange ratios based on the average closing prices over the one-month, three-month, and six-month periods ending on the same date. This is the result of exhaustive negotiations conducted with the substantial involvement of the Special Committee and is not considered particularly unreasonable when compared to similar past transactions.
•	Welcia HD received a Fairness Opinion from Mizuho Securities dated April 10, 2025, stating that the Share Exchange Ratio is fair to Welcia HD’s common shareholders from a financial perspective. There are no particular unreasonable points in the procedures for issuing this Fairness Opinion or its content, which is considered to further support the fairness of the Share Exchange Ratio.
•	This Special Committee (Welcia HD) was substantially involved in the consultation and negotiation process between Welcia HD and Tsuruha HD regarding the Share Exchange Ratio. Arm’s length negotiations were conducted under conditions ensuring that reasonable efforts were made to achieve transaction terms as favorable as possible for minority shareholders.

(3)	Fairness of other transaction terms of the Business Integration
•	The terms of the Business Integration finally agreed upon in the Definitive Capital and Business Alliance Agreement are designed to enable Tsuruha HD and Welcia HD to maximize their respective management resources and mutually complement and collaborate to realize the synergies from the Business Integration in the post-Share Exchange integrated company. No particular points that are unreasonable are found in these terms.

(c)	Procedural Fairness

Based on the following points, the procedures for the Business Integration are considered fair.

(1)	Establishment, etc., of this Special Committee (Welcia HD)

Given the circumstances surrounding the establishment and operation of the Special Committee as described below, this Special Committee (Welcia HD) is recognized as having effectively functioned as a measure to ensure fairness.

•	The members of this Special Committee (Welcia HD) have no issues regarding their independence from AEON, Tsuruha HD, Welcia HD, or the success or failure of the Business Integration, etc., and possess the necessary experience and knowledge.

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•	A framework was secured to ensure that the decisions of this Special Committee (Welcia HD) would be respected to the maximum extent possible, and the Special Committee was granted the necessary authority to effectively fulfill its functions in considering the matters consulted upon.
•	This Special Committee (Welcia HD) diligently considered the matters consulted upon after obtaining sufficient information for its review and judgment.
•	This Special Committee (Welcia HD) was substantially involved throughout the negotiation process regarding the Share Exchange Ratio. Furthermore, it received timely reports not only on the Share Exchange Ratio but also on the content and negotiation status of the Definitive Capital and Business Alliance Agreement, providing opinions and issuing instructions on negotiation policies as necessary.

(2)	Obtaining a Share Exchange Ratio Valuation Report and Fairness Opinion from Welcia HD’s independent financial advisor and third-party valuation firm
•	Welcia HD appointed Mizuho Securities as its financial advisor and third-party valuation firm, possessing independence from Tsuruha HD, AEON, and Welcia HD, and from the Business Integration, as well as relevant expertise. Welcia HD obtained a Share Exchange Ratio valuation report regarding the Share Exchange Ratio and further received a Fairness Opinion from Mizuho Securities.

(3)	Obtaining advice from Welcia HD’s independent legal advisor
•	Welcia HD appointed Mori Hamada & Matsumoto as its legal advisor, possessing independence from Tsuruha HD, AEON, and Welcia HD, and from the Business Integration, as well as relevant expertise, and received necessary legal advice as appropriate.

(4)	Establishment of an independent review structure, etc., within Welcia HD
•	Based on legal advice received from Mori Hamada & Matsumoto, Welcia HD established a structure to conduct reviews, negotiations, and decision-making related to the Business Integration from a position independent of Tsuruha HD and AEON, from the perspective of enhancing Welcia HD’s corporate value and securing the common interests of shareholders of Welcia HD.
•	Furthermore, Mr. Motoya Okada, a Director of Welcia HD, also serves as Director, Representative Executive Officer of AEON. In consideration of the fact that the interests of AEON may not necessarily align with those of Tsuruha HD and Welcia HD’s minority shareholders, potentially giving rise to conflicts of interest, etc., he is not scheduled to participate in the deliberation and resolution of the agenda items concerning the execution of the Definitive Capital and Business Alliance Agreement and the Share Exchange Agreement at Welcia HD’s Board of Directors meetings.

(5)	Majority-of-the-minority condition
•	As sufficient measures to ensure fairness have been implemented for the Share Exchange, the establishment of a majority-of-the-minority condition is not planned, and its absence does not negate the fairness of the procedures.

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(6)	Comprehensive information disclosure
•	This Special Committee (Welcia HD) has reviewed the press release and other disclosure documents, etc., related to the Business Integration and confirmed that Welcia HD’s minority shareholders are expected to be provided with the opportunity to make informed and appropriate judgments based on sufficient information.

4.	Conclusion Regarding the Consultation Matters (Welcia HD)

As stated in 1 above, the Business Integration is considered to contribute to the enhancement of Welcia HD’s corporate value, and implementing the Business Integration is deemed reasonable. As stated in 2 above, the transaction terms of the Business Integration, including the Share Exchange Ratio, are considered fair. And, as stated in 3 above, the procedural fairness for the Business Integration is considered ensured. Therefore, this Special Committee (Welcia HD) recommends that the Welcia HD Board of Directors implement the Business Integration. Furthermore, this Special Committee (Welcia HD) judges that a decision by the Welcia HD Board of Directors to implement the Business Integration (including the decision to execute the Definitive Capital and Business Alliance Agreement) would not be detrimental to Welcia HD’s minority shareholders.

②	A valuation report and a fairness opinion obtained from an independent third-party valuation institution

Welcia HD appointed Mizuho Securities, an independent third-party valuation institution independent of Tsuruha HD, Welcia HD, and AEON, to ensure the fairness in the valuation of the share exchange ratio used in the Share Exchange. On April 10, 2025, Welcia HD obtained a valuation report on the share exchange ratio from Mizuho Securities. Additionally, Welcia HD obtained a fairness opinion from Mizuho Securities stating that the Share Exchange Ratio is considered to be appropriate from a financial perspective for common shareholders of Welcia HD. For details, please see “(2) Matters concerning valuation” above.

Mizuho Securities is not a related party to Tsuruha HD, Welcia HD, or AEON, and does not have any material interest in the Transaction, including the Share Exchange. Fees payable to Mizuho Securities for the Transaction include a success fee contingent upon the successful completion of the Transaction. Welcia HD considered general industry practices in similar transactions and whether the compensation system that would result in a significant financial burden on Welcia HD if the Transaction was not completed. As a result, Welcia HD determined that the independence of Mizuho Securities is not negated by such compensation system as long as certain fees are scheduled to be paid regardless of the successful completion of the Transaction. The Special Committee (Welcia HD) confirmed that there is no issue with the independence and expertise of Mizuho Securities and approved its appointment as Welcia HD’s financial advisor and third-party valuation institution.

③	Advice obtained from an independent law firm

Welcia HD appointed Mori Hamada & Matsumoto as its legal advisor independent of Tsuruha HD, Welcia HD, and AEON, for the Business Integration and obtained legal advice on various procedures related to the Business Integration and the methods and processes of decision-making by the board of directors.

Mori Hamada & Matsumoto is not a related party to Tsuruha HD, Welcia HD, or AEON, and does not have any material interest in the Transaction, including the Share Exchange. The fees payable to Mori Hamada & Matsumoto for the Transaction does not include any fees that are contingent upon the successful completion or failure of the Transaction or the progress of the Transaction or procedures. The Special Committee (Welcia HD) approved the appointment of Mori Hamada & Matsumoto as Welcia HD’s legal advisor after confirming that there is no issue with the independence and expertise of Mori Hamada & Matsumoto.

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④	Independent review framework established within Welcia HD

As described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” above, the Share Exchange will be carried out in accordance with the Definitive Capital and Business Alliance Agreement concluded among Tsuruha HD, AEON, and Welcia HD in relation to the Business Integration and AEON making Tsuruha HD a consolidated subsidiary. As of today, AEON holds (i) 105,981,400 Welcia HD Shares (Ownership Ratio (Welcia HD): 50.51%) and has Welcia HD as a consolidated subsidiary, and (ii) 9,675,200 Tsuruha HD Shares (Ownership Ratio (Tsuruha HD): 19.54%). Given these circumstances, in the course of reaching an agreement in the Definitive Capital and Business Alliance Agreement regarding the Business Integration, including the Share Exchange, the interests of AEON and the interests of the minority shareholders of Tsuruha HD and Welcia HD are not necessarily aligned, and the conflicts of interest between Tsuruha HD and Welcia HD potentially exist through AEON. Accordingly, to take all possible measures to ensure the fairness of the Business Integration, Welcia HD has established a framework within the company to consider, negotiate, and make decisions regarding the Transaction, independently of AEON and Tsuruha HD.

Specifically, Welcia HD has structured the framework to ensure that those involved in the due diligence conducted by both Welcia HD and Tsuruha HD, the consideration and creation of Welcia HD’s business plan, the examination of Tsuruha HD’s business plan, the consideration of the management policies of the integrated company after the Business Integration, etc., and the examination of synergies from the integration, do not include any personnel who concurrently hold officer or employee positions at AEON or are former officer or employees of AEON. Additionally, the Special Committee (Welcia HD) has approved that there are no issues from the perspective of independence and fairness regarding Welcia HD’s consideration framework (including the scope and duties of Welcia HD officers and employees involved in the consideration, negotiations, and decision-making regarding the Transaction).

⑤	Unanimous approval of the participating directors except directors with interests and unanimous opinion of all disinterested corporate auditors that they have no objection at Welcia HD

The proposal for the execution of the Definitive Capital and Business Alliance Agreement and the Share Exchange Agreement at the Welcia HD Board of Directors meeting was unanimously approved by all participating Welcia HD directors (excluding Mr. Motoya Okada, who currently serves as director and representative executive officer of AEON). Additionally, all Welcia HD corporate auditors expressed their opinion that they have no objections to the execution of the Definitive Capital and Business Alliance Agreement and the Share Exchange Agreement.

Given that (i) Mr. Motoya Okada currently serves as director and representative executive officer of AEON, and (ii) in relation to the Business Integration, the interests of AEON and the interests of the minority shareholders of Tsuruha HD and Welcia HD are not necessarily aligned and the conflicts of interest between Tsuruha HD and Welcia HD potentially exist through AEON, from the perspective of taking all possible measures to ensure the fairness of the Business Integration, Mr. Motoya Okada did not participate in the abovementioned Welcia HD Board of Directors meeting. In addition, out of the directors of Welcia HD, Ms. Noriko Ishizaka did not participate in the abovementioned Welcia HD Board of Directors meeting for personal reasons.

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4.	Overview of the Parties

Tsuruha HD

①	Name	TSURUHA HOLDINGS INC.
②	Location	1-21 Kita 24-jo Higashi 20-chome, Higashi-ku, Sapporo, Hokkaido, Japan
③	Name and job title of representative	Jun Tsuruha, President and Representative Director
④	Description of business	Execution support of various business strategies, and business management, of group companies
⑤	Share capital	11,626 million yen (as of February 28, 2025)
⑥	Date of establishment	June 1, 1963
⑦	Major shareholders and shareholding interest (as of November 15, 2024)	AEON Co., Ltd.		19.87%
		The Master Trust Bank of Japan, Ltd. (Trust Account)		15.23%
		Nomura Securities Co., Ltd.		6.79%
		CEP LUX-ORBIS SICAV		4.47%
		Custody Bank of Japan, Ltd. (Trust Account)		3.75%
		STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OM02 505002		3.00%
		Tatsuru Tsuruha		2.90%
		Hiroko Tsuruha		2.81%
⑧	Relationship between parties
	Capital relationship

AEON owns 9,675,200 shares of common stock of Tsuruha HD (approximately 19.54% of the total number of issued shares of Tsuruha HD).

Welcia HD owns 4,000 shares of common stock of Tsuruha HD (approximately 0.01% of the total number of issued shares of Tsuruha HD) through Welcia Yakkyoku Co., Ltd., a subsidiary of Welcia HD.

	Personal relationship	Not applicable.
	Business relationship

Tsuruha HD has entered into a business alliance agreement with AEON and has financial services transactions and other dealings with the AEON Group.

There is no applicable matter with respect to Welcia HD.

	Applicability to related parties	AEON is a major shareholder and the largest shareholder of Tsuruha HD, and is therefore a related party of Tsuruha HD. Welcia HD is a related party of Tsuruha HD as it is a subsidiary of AEON.
⑨	Consolidated operating results and financial position for the last three years (in yen)
Fiscal year ended		May 15, 2023	May 15, 2024	February 28, 2025
Net assets		304,144 million	305,297 million	306,377 million
Total assets		539,830 million	549,551 million	583,362 million
Net assets per share		5,690.49	5,748.63	5,778.90
Net sales		970,079 million	1,027,462 million	845,603 million
Operating income		45,572 million	47,151 million	37,894 million
Ordinary income		45,689 million	47,466 million	37,840 million
Net income attributable to owners of parent		25,258 million	21,743 million	17,207 million
Net income per share		519.90	447.27	353.67
Dividend per share		260	267	267

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Note: Tsuruha HD changed its fiscal year-end (the last day of the business year) from May 15 to the end of February, starting from the fiscal year ended February 2025. Due to this change, the fiscal year ended February 2025 was a transitional period, resulting in an irregular fiscal period of 9.5 months from May 16, 2024 to February 28, 2025.

Welcia HD

①	Name	WELCIA HOLDINGS CO., LTD.
②	Location	2-2-15, Soto-kanda, Chiyoda-ku, Tokyo, Japan
③	Name and job title of representative	Hideaki Kirisawa, Representative Director, President and Chief Operating Officer
④	Description of business	Business management of subsidiaries and group companies that operate chain drug stores with dispensing pharmacy
⑤	Share capital	7,792 million yen (as of February 28, 2025)
⑥	Date of establishment	September 1, 2008
⑦	Major shareholders and shareholding ratio (as of February 28, 2025)	AEON Co., Ltd.		50.54%
		The Master Trust Bank of Japan, Ltd. (Trust Account)		5.20%
		Welcia Holdings Employee Stock Ownership Association		2.11%
		Custody Bank of Japan, Ltd. (Trust Account)		1.69%
		TSURUHA Co., Ltd.		1.60%
		SMBC Nikko Securities Inc.		1.22%
		The Nomura Trust and Banking Co., Ltd. (Trust Account)		0.98%
		Custody Bank of Japan, Ltd. (Trust Account E)		0.81%
		CEP LUX-ORBIS SICAV		0.79%
		Ishida Co., Ltd.		0.77%
⑧	Relationship between parties
	Capital relationship	Tsuruha HD owns 3,352,592 shares of common stock of Welcia HD (approximately 1.60% of the total number of issued shares of Welcia HD) through TSURUHA Co., Ltd., a subsidiary of Tsuruha HD.
	Personal relationship	Not applicable
	Business relationship	Not applicable
	Applicability to related parties	AEON is the parent company of Welcia HD. AEON, the parent company, is a major shareholder and the largest shareholder of Tsuruha HD, and is therefore a related party of Tsuruha HD.
⑨	Consolidated operating results and financial position for the last three years (in yen)
Fiscal year ended		February 28, 2023	February 29, 2024	February 28, 2025
Net assets		232,384 million	244,367 million	254,486 million
Total assets		537,362 million	551,860 million	579,985 million
Net assets per share		1,078.97	1,149.88	1,197.11
Net sales		1,144,278 million	1,217,339 million	1,285,005 million
Operating income		45,635 million	43,231 million	36,409 million
Ordinary income		52,149 million	47,756 million	40,837 million
Net income attributable to owners of parent		27,030 million	26,451 million	14,958 million
Net income per share		129.38	127.83	72.23
Dividend per share		32.00	34.00	36.00

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5.	Overview of the Integrated Company (Tsuruha HD)
(1)	Integrated Company (Tsuruha HD)’s aspirations and long-term vision

“We will continue to support the rich and healthy lives of our customers in the community, so that anyone in the community can live each day with a peace of mind.”

“We will continue to provide the same high-quality products and services to all customers, regardless of where they live or their generation.”

By combining and maximizing the management resources of the AEON Group, Tsuruha Group, and Welcia Group, and by working together to demonstrate synergies in various fields and create the largest drugstore alliance in Japan, AEON, Tsuruha HD, and Welcia HD aim to achieve competitive edge and grow into Asia’s No. 1 global company, as well as to create unlimited growth opportunities for their employees. AEON, Tsuruha HD, and Welcia HD believe that by doing so, they will be able to improve the medium- to long-term corporate value of the AEON Group, Tsuruha Group, and Welcia Group.

(2)	Short- to medium-term goals of the Integrated Company (Tsuruha HD)

By fully leveraging and integrating the management resources of each company, the three companies anticipate achieving an improvement in operating income of approximately 50 billion yen for the combined entities of Tsuruha HD, Welcia HD, and AEON by the third year following the Business Integration. The expected areas of synergy include the following.

(ⅰ)	Mutual cooperation on the development of stores and in-store dispensing pharmacies
(ⅱ)	Mutual cooperation on the procurement of products and electricity and development
(ⅲ)	Mutual cooperation in improving logistics efficiency
(ⅳ)	Alignment in settlement, point systems, digital marketing, insurance, and others
(ⅴ)	Promotion of joint development and mutual supply of private-brand products
(ⅵ)	Mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC)
(ⅶ)	Exchange of management know-how
(ⅷ)	Research and promotion of food and drug business model
(ⅸ)	Exchange of human resources and personnel information

(3)	Advancement framework of the Integrated Company (Tsuruha HD)

Subject to obtaining necessary clearances, approvals, etc. for the implementation of the Business Integration, the Medium-Term Business Plan Formulation Committee and its Supply Subcommittee (*1) will be launched in a timely manner. To create synergies, subject to obtaining necessary clearances, approvals, etc., we intend to utilize Tsuruha Group Merchandising Co., Ltd. (“TGMD”), a wholly owned subsidiary of Tsuruha HD, to consolidate product, logistics, and other functions as well as personnel of both companies. The synergy creation by TGMD will be coordinated and considered with the Medium-Term Business Plan Formulation Committee.

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Additionally, to advance the business alliance, we will establish a Steering Committee to conduct consideration and discussions, which will meet approximately once every three months. The specific operational methods, discussion topics, and members of the Steering Committee will be determined through sincere discussions and upon mutual agreement among AEON, Tsuruha HD, and Welcia HD. It is anticipated that the Steering Committee will be comprised primarily of the presidents of AEON, Tsuruha HD, and Welcia HD.

*1: AEON, Tsuruha HD, and Welcia HD plan to establish the Medium-Term Business Plan Formulation Project / Medium-Term Business Plan Formulation Committee to discuss and consider the following items.

(1)	Formulation of medium-term management policies for Tsuruha HD after the completion of the Capital and Business Alliance
(2)	Setting overall numerical targets for the three-year period starting from the fiscal year ending February 2027
(3)	Setting goals for each business area

(4)	Management structure of TGMD (planned)

The directors of TGMD will be nominated in multiple numbers from each company. Additionally, it is planned that two directors, one selected by and from the directors of each of the two companies, will be appointed as representative directors.

(5)	Management structure of the Integrated Company (Tsuruha HD) and status after the Business Integration (Planned)

Tsuruha HD will maintain its listing even after it has become a consolidated subsidiary of AEON. Accordingly, Tsuruha HD will continue to appoint directors based on its independence and autonomy as a listed company, in accordance with the recommendations of the Nomination and Compensation Committee. Tsuruha HD will, at the annual shareholders meeting after becoming a consolidated subsidiary of AEON, submit a proposal to appoint one non-executive director nominated by AEON, after receiving a recommendation from the Nomination and Compensation Committee.

Additionally, subject to the Share Exchange taking effect, two directors are expected to be appointed from among the officers and employees of Welcia HD to the board of the Integrated Company (Tsuruha HD). The proposal for the appointment of directors, including these directors, of Tsuruha HD will be submitted at the annual shareholders meeting of Tsuruha HD scheduled for May 26, 2025. The details of the director candidates will be disclosed once they are finalized.

As for the management structure from December 2025 onwards, we will build the optimal management structure as the largest drugstore alliance in Japan, with sales exceeding two trillion yen and as the company aiming to grow into Asia’s No. 1 global company.

The details of the Integrated Company (Tsuruha HD) after the Business Integration are as follows.

①	Name	TSURUHA HOLDINGS INC.
②	Location of head office	1-21 Kita 24-jo Higashi 20-chome, Higashi-ku, Sapporo, Hokkaido, Japan
③	Location of principal offices	Sapporo, Hokkaido
④	Name and job title of representative	Jun Tsuruha, President and Representative Director
⑤	Description of business	Execution support of various business strategies, and business management, of group companies
⑥	Share capital	To be determined
⑦	Fiscal year end	End of February
⑧	Net assets	To be determined
⑨	Total assets	To be determined
*1	The trade name of the Integrated Company (Tsuruha HD) after the Business Integration will be determined through discussions between Tsuruha HD and Welcia HD, including whether any changes are necessary.

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6.	Overview of Accounting Treatment of the Share Exchange

The accounting treatment of the Share Exchange and the amount of goodwill, etc. has not been finalized at this time.

7.	Future Outlook

The impact of the Share Exchange on Tsuruha HD’s consolidated financial results for the fiscal year ending February 2026 is currently under review. We believe that it will contribute to the improvement of the business performance of Tsuruha HD in the medium to long term.

(Reference)

(1) Tsuruha HD

(Millions of yen)

	Net sales	Operating income	Ordinary income	Net income attributable to owners of parent
Forecast of consolidated earnings (Fiscal year ending February 2026)	1,113,400	51,100	50,300	24,800
Consolidated earnings of the previous year (Fiscal year ended February 2025)	845,603	37,894	37,840	17,207

(2) Welcia HD

(Millions of yen)

	Net sales	Operating income	Ordinary income	Net income attributable to owners of parent
Forecast of consolidated earnings (Fiscal year ending February 2026) (Cumulative)	685,100	20,500	22,700	12,500
Consolidated earnings of the previous year (Fiscal year ended February 2025)	1,285,005	36,409	40,837	14,958

Note: Due to the scheduled business integration between Welcia HD and Tsuruha HD and the scheduled delisting effective as of November 27, 2025, Welcia HD will refrain from disclosing the full-year consolidated earnings forecast.

END

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Exhibit: Assumptions, etc. of Mizuho Securities’ Fairness Opinion

Mizuho Securities issued a written opinion (the “Opinion”) on April 10, 2025, to the effect that the Share Exchange Ratio is appropriate for Welcia HD’s holders of its ordinary shares from a financial point of view, and it assumed the following points upon that issuance.

In rendering its opinion in the Opinion, Mizuho Securities has relied on and assumed the accuracy and completeness of all public information reviewed by Mizuho Securities and all financial information and other information that the companies provided to Mizuho Securities or that Mizuho Securities discussed with the companies (the “Basic Information”), and that formed the substantial basis of the analysis in this Opinion. Furthermore, Mizuho Securities has not independently verified the accuracy or completeness of such information and does not bear a responsibility or duty to make such an independent verification. If there was a matter that would render materially inaccurate the Basic Information, or there was a fact or situation that was not disclosed at the time of the delivery of the Opinion or that occurred after the delivery of the Opinion (including facts that potentially existed at the time of the delivery of the Opinion and later became clear), it is possible that the conclusion expressed in the Opinion would be different. Mizuho Securities has assumed that the management of the companies is not aware of any facts that would render incomplete or misleading on the information that was provided to Mizuho Securities or that Mizuho Securities discussed with the Welcia HD Furthermore, Mizuho Securities has not undertaken an independent evaluation or assessment of the assets or liabilities (including derivatives transactions, off-balance-sheet assets and liabilities or other contingent liabilities) or the reserves of the companies or their respective affiliates, it has not analyzed the appropriateness of valuations for accounting or taxation purposes or the suitability of accounting treatments or taxation treatments, and it has not been provided with any such evaluations, assessments, or analyses by a third party or requested them from a third party. Mizuho Securities does not bear a duty to assess the assets or facilities of the companies or their respective affiliates, and it has not evaluated the shareholders’ equity or solvency of the companies or their respective affiliates based on laws regarding insolvency or bankruptcy, etc.

With the consent of Welcia HD, Mizuho Securities has used assumptions that it considers reasonable and appropriate regarding information that was requested by Mizuho Securities during the preparation of the Opinion (i) that was not provided or disclosed by the companies, (ii) that although provided or disclosed has an uncertain effect on the equity value of the companies at the present time, or (iii) that Mizuho Securities was unable to use as the basis of its evaluation even by other methods. The conclusion in the Opinion could differ in the event it becomes clear that such assumptions by Mizuho Securities differ from the facts in material respects.

Furthermore, Mizuho Securities has assumed that financial forecasts and other information regarding the future provided to Mizuho Securities (including forecasts regarding future profits and expenses, expectations of expenses reductions, and the companies’ business plans) have been reasonably prepared by the companies’ management based on the best currently available forecasts and judgments of the future business results and financial status of the companies and their respective affiliates. Mizuho Securities has relied on those financial forecasts and business plans without conducting any independent verifications of the feasibility of those financial forecasts and business plans, and Mizuho Securities is not expressing any judgment on the analyses or forecasts that are referenced in the Opinion, or on the assumptions that are the basis for those analyses or forecasts. In regard to synergy effects from this transaction, at the time of the delivery of the Opinion, Mizuho Securities is not aware of any matters that allow the qualitative evaluation of the possibility of a material effect on the expression of its opinion, and they have not been incorporated into the review under the Opinion. Mizuho Securities is not an expert in relation to law, regulation, or taxation, and it has relied on the evaluations carried out by the companies’ outside experts regarding such matters. Since Mizuho Securities is not a licensed expertise in the field of laws, regulations or tax matters, it has relied on the evaluation by independent professionals retained by the companies. Furthermore, Mizuho Securities has assumed that this transaction is not taxable with respect to the companies under the Corporation Tax Act of Japan, and that other tax relationships regarding this transaction will not affect the Share Exchange Ratio.

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Mizuho Securities has assumed, without conducting an independent verification, that this transaction will be completed in a timely fashion and that all consents and approvals of governmental and regulatory authorities or otherwise (regardless of whether legal or contractual) that are required to complete this transaction can be obtained without having any adverse effect on the companies or the benefit that is expected from this transaction, that the content of such consents and approvals will not affect the Share Exchange Ratio, and furthermore that any orders, measures, or dispositions that are issued or imposed on the companies by a regulatory authority, etc. will, except for those disclosed by the companies, either not have an effect on the companies’ future results or will not occur in the future. It has also assumed that the companies and their respective affiliates have not in the past executed contracts, agreements, or any other documents that will have a material effect on the Share Exchange Ratio and have not made such decisions, and will not execute such documents or make such decisions in the future, and that in the future the execution of this transaction will not breach a material agreement that is binding on the companies or their respective affiliates, and will not give rise to a right to cancel such a material agreement or a right to declare non-performance or exercise a remedy pursuant to such an agreement. Mizuho Securities has assumed that there are no contingent liabilities arising out of lawsuits or disputes, etc., or off-balance-sheet liabilities regarding the environment, taxation, or intellectual property rights, etc. on the part of the companies and their respective affiliates, except for those stated in the Basic Information, and the coverage of insurance policy contracted in connection with business of each company is sufficient in light with the operation of their business.

The Opinion is premised on the financial conditions, economic conditions, market conditions, and other conditions that existed and could be evaluated as of the date of the Opinion, and it relies on the information that Mizuho Securities had obtained as of the date of the Opinion. In addition, information that Mizuho Securities had obtained as of the date of the Opinion, and facts that are potentially included in such information, whose effect on the equity value of the companies were not necessarily clear as of the date of the Opinion were not subject to the review by Mizuho Securities. Mizuho Securities has also assumed that, now and in the future, there would be no technological innovation or other major technical changes that would materially affect the financial and business projections currently assumed by each company. Consequently, it is possible that the opinion of Mizuho Securities will be affected if the facts that were assumed in the review under the Opinion have changed or had an effect on or after the date of the Opinion, or an effect on equity value due to the discovery of potential facts such as those described above has become clear, but Mizuho Securities will not be obliged to amend, update, supplement or reconfirm the Opinion.

Mizuho Securities is expected to receive a fee (including success fee on the condition that this transaction is completed) from Welcia HD as consideration for its services as a financial advisor of Welcia HD in relation to this transaction. In the past, Mizuho Securities and its group companies provided financial advisory services, fundraising support services and other services to companies and their affiliates, for which Mizuho Securities and its group companies have received compensation. Welcia HD has agreed to indemnify Mizuho Securities for certain obligations that arise on the part of Mizuho Securities due to its participation, including in relation to the submission of the Opinion. Furthermore, in the ordinary course of business or in relation to this transaction, Mizuho Securities or companies in the Mizuho Financial Group of which Mizuho Securities is a member may, on their own accounts or on customers’ accounts, underwrite, hold, or sell various financial instruments including certain shares, bonds or other securities issued by either of the companies or their respective affiliates, and they may possibly hold positions in such financial instruments at any time, and may possibly carry out derivatives transactions pertaining to either of the companies or their respective affiliates, or to various financial instruments issued by those companies. In addition, it is possible that Mizuho Securities or companies in the Mizuho Financial Group of which Mizuho Securities is a member may, in the course of ordinary business or in relation to this transaction, have financing or other transactional relationships with either of the companies or their respective affiliates and receive consideration regarding such acts.

Mizuho Securities was not required to submit an opinion on proceeding with this transaction or on the business decision-making at Welcia HD that is the premise for executing this transaction, and Mizuho Securities’ opinion does not cover such matters in any respect. In addition, Mizuho Securities was not requested to submit an opinion on transactions other than this transaction or on the comparative merits and demerits of this transaction and other transactions, and such opinions are not represented in the Opinion. Mizuho Securities does not bear a duty to encourage Welcia HD or the board of directors of Welcia HD to gather the concerns of third parties related to this transaction, and it has not carried out such encouragement.

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Mizuho Securities’ opinion is limited to whether the Share Exchange Ratio is appropriate for the common shareholders of Welcia HD from a financial point of view as of the date of the Opinion, and Mizuho Securities has not represented an opinion regarding the appropriateness of the Share Exchange Ratio for holders of other types of securities, creditors, or other related parties of Welcia HD. Furthermore, Mizuho Securities has not represented an opinion regarding the amount or quality of remuneration related to this transaction, or the appropriateness of such remuneration, for any directors, executive officers, employees, or equivalent persons of the companies.

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